UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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AMERANT BANCORP INC.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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AMERANT BANCORP INC.
220 Alhambra Circle
Coral Gables, FL 33134
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 9, 2021
To the Shareholders of Amerant Bancorp Inc.:
Notice is hereby given that the annual meeting (“Annual Meeting”) of the shareholders of Amerant Bancorp Inc. (the “Company,” “we,” “us” or “our”) will be held on June 9, 2021 at 8:00 a.m., Eastern time. Due to the continuing public health impact of the coronavirus (“COVID -19”) pandemic, as well as to support the health and well-being of our shareholders and employees, the annual meeting will be held in a virtual meeting format only. You will be able to attend and participate in the Annual Meeting online, vote your shares electronically and submit your questions prior to and during the meeting by visiting: www.meetingcenter.io/294621839. The password for the meeting, if requested, is AMTB2021.
There is no physical location for the Annual Meeting and you will not be able to attend the annual meeting physically in-person. The Annual Meeting will begin promptly at 8:00 a.m., Eastern time. We encourage you to access the Annual Meeting prior to the start time. The platform includes functionality that affords shareholders the same meeting participation rights and opportunities they would have at an in-person meeting, while also allowing our shareholders to participate from any location with internet connectivity that is convenient to them. Participants should allow ample time to log in and ensure that they can hear streaming audio prior to the start of the Annual Meeting. We are excited to embrace the latest technology to provide expanded access, improved communication and cost savings for our shareholders and the Company.
We believe that hosting a virtual meeting will enable greater shareholder attendance and participation. In addition, a recording of the meeting, including any questions asked and answers given, will be available for a period of 12 months following the meeting at www.meetingcenter.io/294621839. Please refer to the “Questions and Answers about the Proxy Materials and the Annual Meeting" section of this Proxy Statement for more details on how to attend the Annual Meeting.
The Annual Meeting is for the following purposes:
1.to elect directors to serve until the 2022 annual meeting of shareholders;
2.to ratify the appointment of RSM US LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2021; and
3.to transact such other business as may properly come before the meeting or any adjournments thereof.
Shareholders of record at the close of business on April 15, 2021 are entitled to notice of and to vote at the Annual Meeting. We are taking advantage of the U.S. Securities and Exchange Commission rules allowing us to furnish proxy materials to shareholders on the Internet. We believe that these rules provide you with proxy materials more quickly and reduce the environmental impact of our Annual Meeting. Accordingly, we are mailing to shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access and review our Notice and Proxy Statement and Annual Report to Shareholders for the year ended December 31, 2020.
It is important that your shares be represented and voted at the meeting. You have the following options for voting your shares:
(i) vote via the internet;
(ii) vote via the telephone;
(iii) complete and return the proxy card sent to you, or
(iv) vote electronically during the virtual meeting.

If you would like to receive a paper copy of our proxy materials, please follow the instructions for requesting these materials in the proxy statement.

By Order of the Board of Directors

/s/ Frederick C. Copeland, Jr.
Frederick C. Copeland, Jr. Chairman of the Board of Directors
April 27, 2021

AMERANT BANCORP INC.
220 Alhambra Circle
Coral Gables, FL 33134
PROXY STATEMENT
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 9, 2021
This proxy statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Amerant Bancorp Inc. (“we,” “us,” or the “Company”) of proxies to be voted at the 2021 annual meeting of shareholders of the Company or any postponement or adjournment thereof (the “Annual Meeting”). The Annual Meeting will be held virtually over the Internet on Wednesday, June 9, 2021 at 8:00 a.m. Eastern time.
These proxy solicitation materials and our Annual Report to shareholders for the year ended December 31, 2020, including related financial statements, were first made available to our shareholders entitled to notice of and to vote at the Annual Meeting on or about April 27, 2021.
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on June 9, 2021 - our Annual Report to Shareholders, this proxy statement and the related proxy card are available at www.envisionreports.com/AMTB. The content on any website referred to in this proxy statement is not incorporated by reference into this proxy statement unless expressly noted.
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS
AND THE ANNUAL MEETING
Why am I receiving these materials?
We are providing these proxy materials to you in connection with the solicitation, by the Board of Directors of Amerant Bancorp Inc., of proxies to be voted at the Company’s Annual Meeting. You are receiving this Proxy Statement because you were an Amerant Bancorp Inc. shareholder as of the close of business on April 15, 2021 (the "Record Date"). This Proxy Statement provides notice of the Annual Meeting, describes the proposals presented for shareholder action and includes information required to be disclosed to shareholders.
When and where is the Annual Meeting and how can I attend with the ability to ask questions and/or vote?
The Annual Meeting will be held on Wednesday, June 9, 2021 at 8:00 a.m., Eastern time. The Annual Meeting will be a completely virtual meeting of shareholders, which will be conducted exclusively by webcast. You are entitled to participate in the Annual Meeting only if you were a shareholder of the Company as of the close of business on the Record Date (“Registered Holder”), or if you were a beneficial owner (meaning the shares are held in the name of a bank or a broker (in
“street name”)) of shares of our common stock as of the close of business on April 15, 2021 (“Beneficial Holder”) and you hold a valid legal proxy for the Annual Meeting. No physical meeting will be held.
As a Registered Holder, you will be able to attend the Annual Meeting online, ask a question and vote by visiting www.meetingcenter.io/294621839 and following the instructions on the Notice of Internet Availability of Proxy Materials, proxy card, or on the instructions accompanying the proxy materials. The password for the meeting, if requested, is AMTB2021.
If you are a Beneficial Holder and want to attend the Annual Meeting online by webcast (with the ability to ask a question and/or vote, if you choose to do so) you have two options:
(1) Registration in Advance of the Annual Meeting

You will need to obtain a legal proxy from your bank, broker or other nominee to attend the Annual Meeting. You should contact your bank, broker or other nominee for instructions regarding how to obtain a legal proxy. Once you obtain your legal proxy from your broker or bank reflecting your Amerant Bancorp holdings, you must submit it along with your name and email address to Computershare.

Requests for registration as set forth in (1) above must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on June 4, 2021. You will receive a confirmation of your registration by email after Computershare receives your registration materials.

Requests for registration should be directed to Computershare at the following:

By email: Forward the email from your broker granting you a Legal Proxy, or attach an image of your Legal Proxy, to legalproxy@computershare.com

By mail:     Computershare
Amerant Bancorp Inc. Legal Proxy
P.O. Box 43001
Providence, RI 02940-3001

(2) Register at the Annual Meeting

For the 2021 proxy season, an industry solution has been developed to allow Beneficial Holders to register online at the Annual Meeting to attend, ask questions and vote. We expect that the vast majority of Beneficial Holders will be able to fully participate using the control number received with their voting instruction form. Please note, however, that this option is intended to be provided as a convenience to Beneficial Holders only, and there is no guarantee this option will be available for every type of Beneficial Holder voting control number. The inability to provide this option to any or all Beneficial Holders shall in no way impact the validity of the Annual Meeting. Beneficial Holders may choose the Register in Advance of the Annual Meeting option detailed above.

In any event, please go to www.meetingcenter.io/294621839 for more information on the available options and registration instructions.

The online meeting will begin promptly at 8:00 a.m., Eastern time. We encourage you to access the meeting prior to the start time leaving ample time for check in. Please follow the registration instructions as outlined in this proxy statement.

What if I have trouble accessing the Annual Meeting virtually?

The virtual meeting platform is fully supported across browsers (MS Edge, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plugins. Please note that Internet Explorer is no longer supported. Participants should ensure that they have a strong Wi-Fi connection wherever they intend to participate in the meeting. We encourage you to access the meeting prior to the 8:00 a.m., Eastern time, start time. A link on the meeting page will provide further assistance should you need it, or you may call US & Canada: 1-888-724-2416 or from outside the US & Canada: 1-781-575-2748.
What is the purpose of the Annual Meeting?
At the Annual Meeting, shareholders will act upon the matters described in the Notice of Annual Meeting that accompanies this Proxy Statement, including (1) the election of directors to serve until the 2022 annual meeting of shareholders, and (2) the ratification of the appointment of RSM US LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2021.
Who Can Vote?
Only shareholders of record at the close of business on the Record Date are entitled to notice of and to attend and vote at the Annual Meeting. As of the record date, there were 29,001,645 outstanding shares of our Class A Common Stock and 8,845,779 outstanding shares of our Class B Common Stock.
Each share of our Class A Common Stock outstanding on the Record Date will be entitled to cast one vote on each matter to be voted on at the Annual Meeting.
Each share of our Class B Common Stock outstanding on the Record Date will be entitled to cast one-tenth (1/10) of a vote, voting together as a single voting group with the Class A Common Stock shareholders, on Proposal 2 (to ratify the appointment of RSM US LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2021). Pursuant to our articles of incorporation, our Class B Common Stock will not be entitled to vote on Proposal 1 (election of directors).
How You Can Vote?
Whether or not you plan to attend the Annual Meeting virtually, we urge you to vote in advance of the Annual Meeting by one of the methods described in the proxy materials for the Annual Meeting. Shareholders who log into the virtual meeting following the instructions above will be able to vote their shares electronically during the Annual Meeting by clicking on the “Cast Your Vote” link on the meeting center site.
Shareholders of record (meaning the shares are registered in your name as opposed to the name of a bank or broker) may vote online, by telephone, by mail and at the Annual Meeting. Shareholders of record may vote online at www.envisionreports.com/AMTB, 24 hours a day, seven days a week. Shareholders of record may vote by telephone by calling 1-800-652-8683, 24 hours a day, seven days a week. Shareholders of record will need the control number included in their Notice of Internet Availability or proxy card in order to vote online or by telephone. Shareholders of record may also vote by mail by completing, signing and dating each proxy card received and returning it in the prepaid envelope to Proxy Services C/O Computershare Investor Services, PO BOX 505008 Louisville, KY 40233-9814. Shareholders of record submitting their vote by mail should sign their name exactly as it appears on the proxy card. Votes submitted by proxy cards must be received no later than June 8, 2021. Shareholders of record may also vote at the Annual Meeting where votes must be received no later than the closing of the polls.

If you are a Beneficial Owner, you have the right to direct that organization how to vote the shares in your account by following the voting instructions provided by the organization. The availability of online and telephone voting will depend on the voting options of your broker, bank or other nominee. Alternatively, a Beneficial Owner may vote directly at the Annual Meeting by following the process outlined in the answer to the question "When and where is the Annual Meeting and how can I attend with the ability to ask questions and/or vote?" above. Votes at the Annual Meeting must be received no later than the closing of the polls.
Revocability of Proxies
Shareholders who execute proxies retain the right to revoke them at any time before the shares are voted by proxy at the Annual Meeting. A shareholder may revoke a proxy by delivering a signed statement to our Corporate Secretary at or prior to the Annual Meeting or by timely executing and delivering, by Internet, telephone, or mail, another proxy dated as of a later date. Furthermore, you may revoke a proxy by attending the Annual Meeting and voting online using the “Cast Your Vote” link on the meeting center site, which will automatically cancel any proxy previously given. Attendance at the Annual Meeting, however, will not automatically revoke any proxy that you have given previously unless you vote online using the “Cast Your Vote” link on the meeting center site.
If you hold shares through a brokerage firm, bank or other nominee, you must contact the brokerage firm, bank or other nominee to revoke any prior voting instructions.
Quorum Required
In order for business to be conducted, a quorum must be represented at the Annual Meeting. The majority of all votes entitled to be cast by the holders of the outstanding shares of Class A Common Stock and Class B Common Stock, as applicable, represented as present in the Annual Meeting or by proxy, shall constitute a quorum at the Annual Meeting. Shares represented by a proxy in which authority to vote for any matter considered is “withheld,” a proxy marked “abstain” or a proxy as to which there is a “broker non-vote” (described below) will be considered present at the meeting for purposes of determining a quorum.
Required Vote to Elect Directors
Directors will be elected by a plurality of the votes cast by the Class A Common Stock shareholders at the Annual Meeting, meaning the ten nominees receiving the most votes will be elected. Only votes cast for a nominee will be counted. Unless indicated otherwise by your proxy, the shares will be voted for the ten nominees named in this proxy statement. Instructions on the accompanying proxy to abstain for one or more of the nominees will result in those nominees receiving fewer votes but will not count as a vote against the nominees.
Required Votes to Approve Proposal 2
Proposal 2 (to ratify the selection of RSM US LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2021) requires the favorable vote of the majority of votes cast for approval, with each share of our Class A Common Stock entitled to one vote on Proposal 2 and each share of our Class B Common Stock entitled to one-tenth (1/10) of a vote on Proposal 2. Although these votes are advisory in nature and are not binding on the Company, the Board will consider the outcomes of these votes in future deliberations. Abstentions are not treated as votes cast, so abstaining has no effect on this Proposal.

Broker Non-Votes
If your shares are held by a bank, broker or other nominee and you do not provide the bank, broker or other nominee with specific voting instructions, the organization that holds your shares may generally vote on “routine” matters but cannot vote on non-routine matters.
If the bank, broker or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization will inform our inspector of elections that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”
When our inspector of elections tabulates the votes for any matter, broker non-votes will be counted for purposes of determining whether a quorum is present.
Proposal 1 (election of directors) is considered “non-routine,” and banks, brokers and certain other nominees that hold your shares in street name will not be able to cast votes on these proposals if you do not provide them with voting instructions. Broker non-votes are not treated as votes cast and will not affect the outcome of Proposal 1 because directors are elected by a plurality of votes cast.
Proposal 2 (ratification of the independent registered public accounting firm) is considered “routine” and we do not expect any broker non-votes on this matter.
Please provide voting instructions to the bank, broker or other nominee that holds your shares by carefully following their instructions.
Abstentions
Abstentions will not be counted as votes cast with regard to any proposal. Therefore, abstentions will have no effect on the outcome of any proposal. As stated above, abstentions will be counted for the purpose of determining whether a quorum is present.
Other Information
If no instructions are indicated on a duly executed and returned proxy, the shares represented by the proxy will be voted FOR the election of the ten nominees for director proposed by the Board and set forth herein, and FOR the ratification of the appointment of RSM US LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2021.
A list of shareholders entitled to vote at the Annual Meeting will be available for inspection upon request of any shareholder at our principal executive offices at 220 Alhambra Circle, Coral Gables, Florida 33134 during the ten days prior to the meeting, during ordinary business hours. In addition, beginning 15 minutes prior to, and during, the Annual Meeting, a list of shareholders of record will be available for viewing by shareholders admitted to the meeting for any purpose germane to the meeting at http://www.meetingcenter.io/294621839.

PROPOSAL 1 — ELECTION OF DIRECTORS
Directors and Nominees

As of the Record Date, our Board consisted of twelve members, eleven of whom were non-employee directors. On March 10, 2021, the Board increased the size of the Board of the Company from eleven members to twelve members and appointed Dolores M. Lare as a Company director effective April 1st, 2021. Patriot Financial Partners, L.P. (“Patriot”), a private equity fund specializing in investments in the financial services sector, which purchased Company Class A common stock in the Company’s December 2018 initial public offering, asked the Company, after the recent appointment of Gerald P. Plush, previously a partner with Patriot, as Vice-Chairman and Chief Executive Officer of the Company, to consider appointing Mrs. Lare as an additional independent director to the Company’s Board. Following review and consideration by the Company’s Corporate Governance and Nominating Committee and the Company’s and such committee’s criteria for directors, and compliance, to the Company’s satisfaction, with all applicable laws, as well as Nasdaq requirements, the Board appointed Mrs. Lare, a Patriot partner, as a director.

Also, in March 2021, two directors, Mrs. Rosa M. Costantino and Mr. Jose Antonio Villamil, notified the Company of their intention to retire from the Board effective as of the end of their term, the date of the Annual Meeting, and their desire not to be included as a nominee for the Board in the Company's proxy materials.

Effective upon the retirement of Mrs. Costantino and Mr. Villamil from the Board, the size of the Board will be contracted from twelve to ten members and the Board has determined that ten directors is an appropriate size for the Board and, accordingly, the Board has nominated, upon the recommendation of the Corporate Governance and Nominating Committee of the Board, the ten persons identified below, who are currently directors, to serve as directors to hold office until the next annual meeting or until their successors shall be duly elected and qualified.

The names of, and certain information with respect to, the nominees of the Board for election as directors, are set forth below. If, for any reason, any nominee should become unable or unwilling to serve as a director, the Board may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the persons named in the proxy card may exercise their discretion to vote your shares for the substitute nominee.

The Board has determined that Messrs. Copeland, Capriles, Quill, Marturet, Villamil and Villar, and Mmes. Costantino and Lare, and Dr. Dana qualify as independent directors in accordance with the listing requirements of The NASDAQ Stock Market LLC (the “NASDAQ”). The NASDAQ independence definition includes a series of objective tests, including that the director is not an employee of the Company and has not engaged in various types of business dealings with us. In addition, the Board has made a subjective determination as to each independent director that no relationships exist, which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

When we first became a Nasdaq-listed company at the time of our spin-off from Mercantil Servicios Financieros, S.A., which we refer to as MSF, we determined that Mr. Capriles and Mr. Marturet were not independent because of their association, as shareholders and directors, with MSF and certain of its affiliates. Immediately after the spin-off, MSF and certain of its affiliates still held 19.9% of our shares of Class A common stock and 19.9% of our shares of Class B common stock, which we refer to as the Retained Class A shares and the Retained Class B shares, respectively. After the spin-off from MSF and in 2019 we still had relevant relationships with MSF including, among others: (i) a registration rights agreement with MSF with regard to the resale of MSF’s Retained Class A shares (entirely sold in the Company’s initial public offering in December 2018); (ii) an agreement to repurchase all of MSF’s Retained Class B shares (completed in February 2019); (iii) the provision by us of certain transition services to subsidiaries of MSF (ceased in June 2019); (iv) a two-year license to use MSF's name and marks (discontinued use in June 2019); and, (v) an agreement to purchase from a subsidiary of MSF a bank and trust company located in George Town, Grand Cayman (completed in November 2019). All these Related Party Transactions were described under the Related Party Transactions section of our Proxy Statements for the 2019 and 2020 annual meetings. Since MSF no longer owns any shares of our common stock and we no longer have any significant relationships with MSF and its subsidiaries, we deem Mr. Capriles and Mr. Marturet to be independent.

In addition, as disclosed in the Related Party Transactions section of this Proxy Statement, Mr. Marturet's brother in law is a salaried employee of ours and his total compensation is in excess of $120,000, however, he is not an executive officer of the Company and therefore, Mr. Marturet's independence is not affected by the NASDAQ Marketplace rules 5605(2)(B) and 5605(2)(C).

The following table shows information as of the Record Date for each director nominee.

Name	Age	Title
Frederick C. Copeland, Jr.	79	Chairman of the Board of Directors
Gerald P. Plush	62	Vice-Chairman and Chief Executive Officer
Miguel A. Capriles L.	58	Director
Pamella J. Dana	58	Director
Dolores M. Lare	64	Director
Gustavo Marturet M.	56	Director
John W. Quill	67	Director
Guillermo Villar	78	Director
Gustavo J. Vollmer A.	71	Director
Millar Wilson	68	Director
The Board believes that the directors and director nominees as a whole will provide the diversity of experience and skills necessary for a well-functioning Board. The Board values highly the ability of individual directors to contribute to a constructive Board environment and the Board believes that the current director nominees, collectively, perform in such a manner. Set forth below is a more complete description of each director’s background, professional experience, qualifications and skills.
Frederick C. Copeland, Jr. Mr. Copeland has served as Chairman of the Board since December 31, 2018 and as a director of the Company and Amerant Bank, N.A. (the “Bank”) since 2007. Previously, Mr. Copeland served as the President and Chief Executive Officer of Far East National Bank, Los Angeles, a bank, from May 2009 to December 2009 and as a member of the board of directors of Far East National Bank, Los Angeles from September 2004 to December 2009, the President and Chief Executive Officer of Aetna International, Inc., an insurance company, from 1995 to 2001, the Chairman, President and Chief Executive Officer of Fleet Bank, N.A. Connecticut, a bank, from 1993 to 1995, and the President and Chief Executive Officer of Citibank Canada, a bank, from 1987 to 1993. Mr. Copeland served as Chairman of the Board of Connecticut Landmarks until October 2019 and is an Emeritus Trustee of the Wadsworth Atheneum, Hartford, Connecticut. Mr. Copeland received a Bachelor of Arts degree from Bowdoin College and a MBA from Columbia University.
Mr. Copeland brings extensive experience in leading large financial services companies to the Board, which furthers his ability to provide valued oversight and guidance to the Company and its strategies. Mr. Copeland’s substantial corporate management experience also serves to inform the Board’s general decision-making.
Gerald P. Plush. Mr. Plush is the Company’s Vice-Chairman and Chief Executive Officer since March 20, 2021 and served as Executive Vice-Chairman from February 2021 until March 2021. Mr. Plush was appointed as director of the Company in July 2019 and of the Bank in October 2019. Mr. Plush has over 30 years of executive level experience in the banking industry. From 2019 to February 2021, he was a partner at Patriot Financial Partners, a private equity firm where he sourced new investment opportunities and represented Patriot on the board of directors for multiple portfolio banks, specialty finance and fintech companies. In 2018, he served as CEO for Verdigris Holdings, Inc., leading this start up through the regulatory application, organization and initial funding processes. Mr. Plush’s other prominent leadership roles include his tenure with Santander US from 2014 to 2017, initially as CFO and Executive Committee member, and subsequently as Chief Administrative Officer. He served on the board of Santander Consumer from 2014 to 2016, and as a director for the FHLB of Pittsburgh from 2016 to 2017. Mr. Plush previously served as President, COO and Board Member for Webster Bank beginning in 2006 as EVP and Chief Financial Officer. He spent 11 years with MBNA America, most recently as Senior Executive Vice President & Managing Director for corporate development and prior to that as CFO - North America. Mr. Plush holds a Bachelor of Science degree in Accounting from St. Joseph’s University in Philadelphia. He has been active in several well-known philanthropic organizations, most recently on the board of directors of Junior Achievement of Southeastern Pennsylvania.
As our Chief Executive Officer, Mr. Plush provides the Board with broad perspective on the Company’s strategies, challenges and opportunities; Mr. Plush also brings over 30 years of executive level experience in the banking industry to the Board and his previous prominent business and operations roles in other financial institutions provide the Company with insightful and relevant information as it continues to build upon its strategy.
Miguel A. Capriles L. Mr. Capriles has served as a director of the Company since 2003. Previously, Mr. Capriles served as a director of MSF from 1997 to 2018. Mr. Capriles has been the Managing Director of Gran Roque Capital, a real estate development firm focused in Spain and Portugal, since 2014. Previously, Mr. Capriles served as the Chairman and President of Cadena Capriles, a newspaper publisher in Venezuela from 1998 to 2013. He has also served as a director of H.L. Boulton S.A., a Venezuela-based holding company engaged in the import and export of goods and equipment and maritime services, since

1999 and Corporación Industrial Carabobo, C.A., Venezuela’s main tile producer, since 2014, and was a member of the Governing Council of the Instituto de Estudios Superiores de Administracion - IESA in Venezuela. Mr. Capriles has a degree in business administration from the Universidad Metropolitana in Caracas, Venezuela.

As a long-time director and large shareholder of the Company, Mr. Capriles brings extensive experience with the Company and a shareholder perspective to the Board. Mr. Capriles' executive experience and real estate development experience also serves to inform the Board's general decision-making.
Pamella J. Dana, Ph.D. Dr. Dana has served as a director of the Company and the Bank since 2007. Dr. Dana has served as Senior Advisor for Strategic Initiatives at the Institute for Human & Machine Cognition, a Florida-based research institute engaged in artificial intelligence, robotics, sensory substitution, data mining, and related technologies, since 2007. Previously, Dr. Dana served as the Executive Director of the Florida Governor’s Office of Tourism, Trade, and Economic Development from 1999 to 2007 and Florida’s Chief Protocol Officer from 2002 to 2007. Dr. Dana served as Assistant and Deputy Secretary of the California Trade and Commerce Agency from 1995 to 1999. Dr. Dana serves as Vice Chair of the board of directors of Triumph Gulf Coast, Inc. since 2013, which is overseeing the distribution of $1.5 billion in BP oil spill settlement payments awarded to Florida, and is Chair of the Scripps Florida Funding Corporation Board, where she also is a member of the Audit Committee, since 2007. She has been a Trustee of the Florida Chamber of Commerce Foundation since 2007, a member of the Florida Sports Foundation Board (2011-2019), and a member of the International Economic Development Council since 2007. From 2006 to 2009, Dr. Dana was a Trustee of the University of West Florida and was a voting member for Florida on the U.S. Gulf of Mexico Fisheries Management Council from 2011 to 2016. Dr. Dana holds a Ph.D. in International Development and Economics from the University of Southern California, a master’s in administration, planning and policy from Harvard University and a bachelor’s in sociology and social work from California State University, Chico.
Dr. Dana brings over 30 years of successful senior economic, business, and university leadership, policymaking and public affairs experience to the Board.
Dolores M. Lare. Mrs. Lare has served as a director of the Company and the Bank since April 2021. Mrs. Lare has more than 35 years of banking experience and is, since October 2020, a Partner at Patriot Financial Partners, L.P., a private equity firm focused on investing in community banks and financial services related companies throughout the United States, having previously served as Managing Principal from February 2016 until September 2020. Prior to joining Patriot, she served as Chief Operating Officer and Executive Vice President for Continental Bank Holdings, Inc from February 2005 until November 2015. In that role, she was responsible for information technology, risk management, marketing and product development, human resources, loan servicing, compliance, facilities and security. She has held other key executive level positions, including Executive Vice President, Director, Operational and Technology Services at Progress Bank and Chief Operations Officer at Prime Bank. Mrs. Lare started her banking career and held a variety of positions at PNC Bank and its predecessor banks. Mrs. Lare has served on the boards of various professional and civic organizations during her career. She currently serves as Chairman of the Jackie Agnes Foundation and formerly served as Chairman of the Montgomery County Community College Foundation; both organizations provide financial assistance for education in Pennsylvania. Mrs. Lare earned her BS degree in Business Administration from St. Joseph’s University and her MS in Organizational Management from the University of Phoenix.
Mrs. Lare’s years of service in prominent leadership roles of several banks and financial institutions provide her with significant experience in banking and operations matters which bring value to the Board in its oversight of the Company’s business.
Gustavo Marturet M. Mr. Marturet has served as a director of the Company and the Bank since 2015. Previously, Mr. Marturet served as a director of MSF from 2014 to 2018. Since 2012, Mr. Marturet has served as the Portfolio Manager of the Unison Equity Select Fund (previously named Canepa Dividend Select Fund) an investment fund. In 2017, he co-founded Unison Asset Management LLC, an affiliate of Canepa. Unison Asset Management LLC is a SEC registered US equity fund manager. Since 2016, Mr. Marturet has been a Director of Canepa Funds ICAV in Dublin, Ireland, an affiliate of Canepa. Previously, Mr. Marturet served as the Head of Private Banking and Asset Management at the Bank from 2008 to 2012, and as President and Chief Executive Officer of the Bank’s securities broker-dealer subsidiary from 2002 to 2010. Mr. Marturet also served in various roles at Verizon Investment Management, a corporate pension manager, and Bankers Trust Company, a New York-based bank. Mr. Marturet is a graduate of the Universidad Catolica Andres Bello (Venezuela), Yale University, and Hult University.
Mr. Marturet brings extensive wealth management, banking and U.S. capital markets experience to the Board.

John W. Quill. Mr. Quill was appointed as director of the Company and the Bank in March 2019. Since June 2015, Mr. Quill has served as a consultant to the International Monetary Fund (the “IMF”), an international organization with the aim of promoting international financial and monetary cooperation, where he previously served as a Senior Financial Sector Expert in bank supervision and policy effectiveness from 2013 to 2015. Prior to the IMF, Mr. Quill served in various capacities with the Office of the Comptroller of the Currency (the “OCC”), a U.S. financial regulator, from 1980 to 2011, including Deputy Comptroller from 2004 to 2011 and the chair of the interagency council that advised the United States Treasury as to banks that should receive funds under the United States Treasury’s Troubled Asset Relief Program. Mr. Quill was an independent director of Gibraltar Private Bank & Trust, Coral Gables, Florida from 2015 to 2018.
Mr. Quill brings nearly 40 years of experience in financial services, public and private, to the Board and, in particular, his 31 years of experience working with the OCC, the Bank’s primary regulator, allows him to provide the Company with a valuable regulator-perspective.
Guillermo Villar. Mr. Villar has served as a director of the Company and the Bank since 1998. Mr. Villar has served as a Managing Partner of Alcazar Development Group, a real estate development firm, since April 2015. Previously, Mr. Villar served as the President and Chief Executive Officer of the Bank and the Company from 1988 to 2008. Mr. Villar also served in various roles with MSF from 1974 to 2008, including as Chief Financial Officer from 1978 to 1988 and Managing Director of other international banking subsidiaries from 1980 to 2008. Prior to joining MSF, Mr. Villar managed corporate and real estate lending in Puerto Rico for Chase Manhattan Bank (now JPMorgan Chase Bank) from 1972 to 1974. Mr. Villar has served on the boards of various trade, community, and charitable organizations, including Enterprise Florida, Inc., the American Red Cross, the Small Business Credit Initiative, and the Coral Gables Chamber of Commerce. Mr. Villar has a master’s degree in Economics from Vanderbilt University and a bachelor’s degree in Business Administration from the Universidad de Puerto Rico.
As a former executive of MSF and President and Chief Executive Officer of the Bank, Mr. Villar brings extensive banking and executive leadership experience, Company knowledge and continuity to the Board that is essential for maintaining the trust of our employees, customers and communities where we conduct business.
Gustavo J. Vollmer A. Mr. Vollmer served as Chairman of the Board and the board of directors of the Bank from 2012 until December 31, 2018 and has been a member of the Board of the Company and the board of directors of the Bank since 2003 and 2013, respectively. Mr. Vollmer has served as the Chairman and Chief Executive Officer of MSF since 2011 and as a member of the MSF board of directors since 1997. Additionally, Mr. Vollmer served as a member of the Latin America Advisory Committee of the New York Stock Exchange from 1996 to 2004, as a Director of the Instituto de Estudios Superiores de Administración in Venezuela since 2000, and as its Chairman from 2002 to 2008, as a member of the International Young Presidents Organization from 1983 to 1998, and as its President from 1992 to 1993, as a member of The Group of Fifty since 1994, as the Founding President of the Partnership for a Drug-free Venezuela from 1990 to 1991, as a member of the Development Council of the Universidad Católica Andrés Bello in Venezuela since 2015, and as a member of the World President’s Organization since 1998. Mr. Vollmer was also Founding Co-Chairman and a Member of the US-Venezuelan Business Council from 1990 to 2010. Mr. Vollmer is a graduate of Duke University, Cambridge University and the Program for Executive Development at the International Institute for Management Development in Switzerland.
Mr. Vollmer brings extensive experience in leadership positions with global economic development and commerce, as well as business and social/community organizations to the Board.
Millar Wilson. Mr. Wilson has served as Director since 1987. He previously served as Chief Executive Officer of the Company from 2009 until March 2021, and as Vice-Chairman and Chief Executive Officer of the Bank from 2013 until March 2021. During his tenure as Chief Executive Officer, Mr. Wilson successfully led the Company through one of the most historically difficult times the financial industry has faced. Under his leadership, the Bank grew to $8 billion in assets, achieved a continuous upward trend in net income, and enhanced both the banking center network and product offerings to steadily increase lending and deposits. Previously, Mr. Wilson served, for over 30 years, in various roles with MSF including as Executive Director of International Business of MSF from 2013 until January 2018. Mr. Wilson served as a member of the board of directors of the Federal Reserve Bank of Atlanta Miami Branch from 2013 to 2019 and served as a member of the board of directors of Enterprise Florida, Inc. from 2009 to 2013, as chairman of the board of directors of the American Red Cross of Greater Miami and the Keys from 2001 to 2002 and as a director and treasurer of the Miami Dade College Foundation from 1999 to 2004. Mr. Wilson is a graduate of Bradford University, England and the Harvard Business School Management Development Program.

As our former Chief Executive Officer, Mr. Wilson has a breadth of knowledge concerning issues affecting us and the banking industry. His prior executive and director experience will assist the Board as we continue to expand our business and build upon our strategy.
In order to be elected, a nominee must receive a plurality of the votes cast at the meeting or by proxy.
THE BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF THE ELECTION OF THE NOMINEES NAMED HEREIN AS DIRECTORS.

Corporate Governance
Except for Mr. Capriles, all of our directors also serve on the board of directors of the Bank and all of our executive officers serve in the same position at the Bank. Due to the unprecedented challenges arising from the COVID-19 pandemic, during the fiscal year ended December 31, 2020, the Board held 16 meetings and acted 4 times by written consent. Since the month of April 2020, in response to the COVID-19 pandemic, the meetings of the Board and the Board Committees were held solely by remote communication.
The Board’s unwritten policy regarding director attendance at the annual meeting of shareholders is that directors are encouraged to attend. We generally hold a board meeting coincident with our annual meeting to minimize director travel obligations and facilitate their attendance at the annual meeting of shareholders, however in 2020, due to the public health impact of the COVID-19 pandemic and to support the health and well-being of our employees, shareholders, and our community, the annual meeting was held solely by remote communication, in a virtual only format. All members of the Board attended the 2020 annual meeting of shareholders, except for Mr. Capriles due to technical problems connecting to the meeting from overseas and Mrs. Lare who was not a director at the time.
All directors attended at least 75% of the aggregate of (i) the Board meetings held during their tenure as directors during 2020 and (ii) the meetings of any committees held during their tenure as members of such committees during the fiscal year ended December 31, 2020. The Company’s independent directors have had meetings at which only the independent directors met in executive session and such executive sessions are regularly scheduled each year. The standing committees of the Board consist of the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee and the Risk Committee.
The charters of our Audit, Compensation, Corporate Governance and Nominating and Risk Committees are available on our website at https://investor.amerantbank.com/corporate-governance/documents-charters. You may also request copies of our committee charters free of charge by writing to our investor relations team at investorrelations@amerantbank.com or via mail addressed to “Investor Relations” at 220 Alhambra Circle, Coral Gables, Florida 33134. Below is a summary of our committee structure and membership information.
Audit Committee
The Company has a separately designated Audit Committee, as defined in Section 3(a)(58)(A) of the Securities Exchange Act of 1934 (the “Exchange Act”). The Audit Committee consists of six independent directors: Mr. Villar, as Chair, Mrs. Costantino and Lare, Dr. Dana and Messrs. Copeland, and Quill (Mr. Plush ceased to be a member of the Audit Committee on February 15, 2021, when he became Executive Vice-Chairman of the Company and Mrs. Lare was appointed to the Audit Committee effective April 1st, 2021). Each member of the Audit Committee is financially literate and the Board has determined that each of Messrs. Villar, Copeland and Quill, and Dr. Dana qualifies as an “audit committee financial expert” as defined in applicable SEC rules. The Audit Committee held 15 meetings in 2020 and acted 2 times by written consent.
The Audit Committee’s charter details the principal functions of the committee, including:

•appointing, compensating, retaining, replacing and overseeing the work of the independent registered public accounting firm and any other independent registered public accounting firm engaged by us, including the approval of the scope of the annual audit;
•pre-approving all audit and non-audit services to be provided by the independent registered public accounting firm or any other independent registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;
•reviewing and discussing with the independent registered public accounting firm all relationships the independent registered public accounting firm has with us in order to evaluate their continued independence;
•oversees performance of the Company’s internal audit function, including the approval of the annual internal audit plan and any changes to the plan recommended by the Chief Audit Officer;
•reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction;
•reviewing and discussing with management and the Risk Committee policies with respect to risk assessment and risk management, including the Company’s major risks and the steps that management has taken to monitor and control such exposures;
•reviewing with management, the independent registered public accounting firm and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities;
•meeting, as it deems appropriate, in separate executive sessions with the independent registered public accounting firm, other directors, internal audit, the Chief Executive Officer or other Company employees, agents, attorneys or representatives; and
•completing an annual self-assessment.
Compensation Committee
The Compensation Committee consists of four independent directors: Dr. Dana, as Chair, Messrs. Copeland and Quill, and Mrs. Costantino. The Compensation Committee held 12 meetings in 2020 and acted one time by written consent.
The Compensation Committee’s charter details the principal functions of the committee, including:

•reviewing and approving on an annual basis the corporate goals and objectives relevant to the compensation of our Chief Executive Officer and our other executive officers, evaluating the performance of our Chief Executive Officer and our other executive officers in light of such goals and objectives and determining and approving the compensation levels of our Chief Executive Officer and other executive officers based on such evaluation;
•reviewing our executive compensation policies and plans;
•implementing and administering our incentive compensation equity-based plans;
•overseeing the Company's human capital management strategy;
•assisting management in complying with our proxy statement and annual report disclosure requirements;
•producing a report on executive compensation to be included in our annual proxy statement, when required;
•reviewing, evaluating and recommending changes, if appropriate, to the director compensation program;
•periodically conducting a risk assessment of the Company's compensation plans and programs; and
•completing an annual self-assessment.
The charter also provides that the Compensation Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the Compensation Committee will consider the independence of each such adviser, including the factors required by NASDAQ and the SEC.
The Compensation Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Compensation Committee and it may also delegate to one or more officers of the Company its authority to approve grants of stock options and other equity-based awards, subject to the terms and conditions of such delegation and applicable plans and law. Except for the delegation to the Company’s Vice-Chairman and CEO of its authority to grant restricted stock under the 2018 Equity and Incentive Compensation Plan or, the 2018 Plan, as described more fully below under Executive Compensation, the Compensation Committee has not delegated any portion of its duties and responsibilities at this time.
Corporate Governance and Nominating Committee
The Corporate Governance and Nominating Committee consists of four independent directors: Mr. Copeland, as Chair, Dr. Dana and Messrs. Villamil and Villar (Mr. Plush ceased to be a member of the Corporate Governance and Nominating Committee on February 15, 2021 when he became Executive Vice-Chairman of the Company). The Corporate Governance and Nominating Committee held 9 meetings in 2020.
The Corporate Governance and Nominating Committee’s charter details the principal functions of the committee, including:

•to identify individuals qualified to become members of the Board;
•to make recommendations to the Board regarding Board and committee composition;
•to review and evaluate director nominations as well as any recommendations relating to corporate governance issues submitted by the shareholders;
•to monitor director independence;
•to oversee director training and continuing education programs;
•to review and assist in succession planning annually;
•to review the Code of Ethics and recommend changes to the Board as appropriate;
•to oversee the evaluation of the Board and management; and

•completing an annual self-assessment.

Risk Committee
The Risk Committee consists of seven directors: Mr. Marturet, as Chair, Messrs. Capriles, Quill, Villamil, Vollmer and Wilson, and Mrs. Lare (Mr. Plush ceased to be a member and Chair of the Risk Committee in March 2021 and Mrs. Lare and Mr. Wilson were appointed to the Risk Committee effective April 1st, 2021). The Risk Committee held 8 meetings in 2020.
The Risk Committee’s charter details the principal functions of the committee, including:

•to review and approve the Company’s and the Bank’s risk appetite, profile, and aggregate tolerance levels in light of their strategic, operational, and financial objectives;
•to approve and monitor the Company’s enterprise risk management framework, which includes oversight over credit, market, operational, information security (cybersecurity), and strategic and reputational risks; and
•to evaluate, monitor and, where appropriate, make recommendations to the Board with respect to
-     the risks inherent in the businesses of the Company and the Bank, the interrelationships between these risks and the process by which management identifies, assesses and determines appropriate controls;
-     the enterprise risk management framework and control activities, including the setting of performance measurement goals and key risk indicators;
-     the integrity, advancement and understanding of the Company’s and the Bank’s systems and processes of operational controls; and
-     the allocation of risk capital and use of risk adjusted return on capital in decision making.
Board Leadership Structure and Risk Oversight
The positions of Chairman of the Board and Chief Executive Officer are held by different individuals: Frederick C. Copeland Jr. serves as Chairman and Gerald P. Plush serves as Vice-Chairman and Chief Executive Officer. Mr. Copeland is an independent director and non-executive Chairman, which allows him to serve on Board committees without interfering with his ability to meet applicable SEC, NASDAQ and corporate independence requirements. Our Board believes that the current separation of the offices of Chief Executive Officer and Chairman takes advantage of these persons’ respective strengths and perspectives. The Chief Executive Officer is responsible for determining how best to execute the Company’s strategy, as approved by the Board, and providing day-to-day leadership to the Company. The Chairman, with the Board, oversees management and determines and approves the Company’s strategy.
The separation of the roles of Chief Executive Officer and non-executive Chairman and the independence of a majority of the board members helps ensure independent oversight of management. The Company believes that the current Board structure, policies and practices, when combined with the Company’s other governance policies and procedures, provide appropriate risk oversight.
The ultimate responsibility for risk oversight rests with the full Board and the committees of the Board assist in this oversight in the areas over which they have responsibility.
The Risk Committee has responsibility over the Company’s enterprise risk management framework, which includes oversight over credit, market, operational, information security (cybersecurity), and strategic and reputational risks. This framework allows management to understand, manage and report the risks our Company and its subsidiaries face. In addition, the Risk Committee evaluates, monitors and makes recommendation for setting our overall risk appetite and oversees management’s responsibility for maintaining operational controls and procedures designed to ensure that the Company’s various business activities function within the risk appetite and tolerance established by the Board. The Audit Committee monitors risks associated with financial reporting, accounting practices and policies, disclosure controls and procedures and internal control over financial reporting as well as regulatory compliance risk and meets periodically in joint session with the Risk Committee to review the enterprise risk management framework. The Corporate Governance and Nominating Committee is responsible for overseeing risks related to the independence of our Board as well as potential conflicts of interest facing our directors and executive officers. The Compensation Committee is primarily responsible for risks associated with our compensation policies, plans, programs and practices and, particularly, for ensuring that these plans and programs are designed in a manner that do not encourage inappropriate or excessive risk by our employees. In addition, the AML-BSA Committee of the Board of the Bank is responsible for overseeing risks related to Anti-Money Laundering, the Bank Secrecy Act and OFAC sanctions compliance.

Response to the COVID-19 pandemic
The World Health Organization declared the novel coronavirus (COVID-19) outbreak a global pandemic in March of 2020, and since the outset of the pandemic the Company’s management and Board of Directors responded with proactive measures to ensure seamless and uninterrupted operations and services, while keeping our employees, customers, and communities safe.
Our business continuity plan, which already had adequate infrastructure, technical capabilities, and security requirements in place, was implemented immediately and allowed us to quickly transition over 80% of our employees to working remotely. In addition, for those employees whose jobs did not allow them to work from home, our management implemented healthy workplace guidelines.
In order to stay on top of new developments, during 2020, our Executive Management Committee held weekly meetings with subject-matter experts across the Company’s Business, Operations, Technology, Human Resources, Finance and Legal practices. In addition, through the end of 2020, the Company held monthly Board meetings to keep the Board informed regarding the impact of the pandemic on our employees, operations and customers; including management’s efforts with respect to our operations, remote work environment, as well as credit, liquidity and cybersecurity risks.
At the outset of the pandemic, to mitigate its impact on our customers, we temporarily eliminated ATM fees, waived late payment fees on business and consumer loans as well as deposit account fees and refrained from reporting negative information to credit bureaus, among other individualized account measures during these extraordinary times.
As the pandemic presented an unprecedented level of economic uncertainty, the Company’s management and the Board adopted several measures to closely monitor and manage credit risk, including a comprehensive review of its loan exposures by industry to identify those most susceptible to increased credit risk as a result of the COVID-19 pandemic, while also proactively contacting our customers to gauge potential COVID-19 related impacts on their businesses and evaluate how best to assist them, including the approval of loan modifications (loan forbearance agreements covering payment deferrals and non-payment deferral modifications). In addition, management approved credit risk guidance for all credit related stakeholders (relationship and portfolio managers, credit services and administration, special assets department, credit risk and loan review) to identify current and potential weaknesses and a credit risk task force that met on a weekly basis was created to discuss, evaluate, coordinate and align all credit risk actions and stakeholders and take opportune actions across the loan portfolio. Finally, in April 2020, the Company’s Board Risk Committee approved a management proposal to change the loan review plan to a continuous monitoring process under which the loan review unit completes monthly loan reviews of samples based on exposure, industry risk, credit risk rating, payment performance and maturity that allows the Company to be more agile in assessing loan performance risk under the quickly changing scenario and uncertainty of the pandemic.
On April 2, 2020, Amerant began participating in the Small Business Administration's Paycheck Protection Program, or “PPP”, a program under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) , and provided small business loans to cover payroll, rent, mortgage, healthcare, and utilities costs, among other essential expenses. Since the beginning of the PPP and as of the close of 2020, the Company had received approval for over 2,000 loan applications totaling $198.5 million in PPP Loans, the majority of which were under $350,000 each; while in the first quarter of 2021, it had received approval for over 650 loan applications totaling over $70 million, the vast majority of which were under $150,000 each. In addition, in the fourth quarter of 2020, the Company originated loans totaling $56.3 million under the Main Street Lending Program, which ran through January 8, 2021. Our active participation in both of these programs demonstrates the Company's commitment in supporting small business owners and the communities we serve.

Environmental, Social and Governance ("ESG")

Amerant has a long and proud history of community involvement and engagement. As a Company, we strive do the “right thing” and recognize the importance of embracing Environmental, Social and Governance (“ESG”) issues. For Amerant, our commitment to making ESG an integral part of our corporate culture, is related to who we are, what we stand for and believe in, our brand, and our influence in the community.

Starting in 2021, we will be focused on developing and furthering our sustainability strategy and approach. We are aiming to align our business strategies with these goals and by doing so will enable Amerant to contribute meaningfully and support a more sustainable future for our stakeholders, including our investors, employees, customers, and community. In the coming months and years, we intend to share more about our plans and progress in the ESG area.

Share Ownership Guidelines
In September of 2018, the Board adopted the following guidelines, which require our directors and officers to own shares of our Class A Common Stock having values equal to the applicable multiple of base salary for executives and annual cash retainer for directors, as set forth in the table below:

Officers and Directors	Ownership Requirement
Chief Executive Officer	4x
Other Section 16 Executive Officers	2x
Other Non-Section 16 Officers (those reporting to Executive Management Committee members)	0.5-1.5x
Non-Employee Directors	4x
Shares that count toward meeting the share ownership guidelines include: (i) Shares owned outright, directly or indirectly, including shares held in trust for the benefit of the director or officer; (ii) restricted stock or restricted stock units not subject to attainment of stated performance goals, or performance-based awards that have already met the required performance or vesting criteria; (iii) shares or share equivalents beneficially held in any employee stock purchase plan, retirement savings plan, deferred compensation plan, employee stock ownership plan or similar plan; and (iv) deferred shares or deferred stock units.

Shares that do not count towards meeting the share ownership guidelines include: (i) unexercised stock options and stock appreciation rights; (ii) unearned performance-based restricted stock or units; and (iii) Company shares purchased on a short term basis and not held for investment purposes, or which are pledged to secure non-recourse loans.

The officers and directors have 5 years from their appointment or promotion to the position to comply with the share ownership guidelines. The Board may, in its discretion, extend the period of time for attainment of such ownership levels in appropriate circumstances. Until the required ownership level is met, executives are required to retain 50% of the shares received from us under our equity incentive plan net of shares withheld for taxes or payment of the applicable exercise price.

Anti-hedging Policy
The Company’s Insider Trading Policy prohibits officers, directors, employees and all other Covered Persons (as that term is defined in the Insider Trading Policy) from engaging in transactions with securities issued by the Company or its subsidiaries, including Company Class A common stock and Class B common stock, or Company Securities, of a speculative nature at any time. This prohibition includes short-selling Company Securities or engaging in transactions involving Company Derivative Securities (options, warrants, restricted stock units, stock appreciation rights or similar rights whose value is derived from the value of the Company’s Securities). Officers, directors and employees are, however, not prohibited from receiving and exercising options, restricted stock units, stock appreciation rights or other Derivative Securities granted under the Company’s equity incentive plans.

Nomination Process
The Corporate Governance and Nominating Committee is responsible for identifying and recommending to the Board potential directors who possess the skills, knowledge, and understanding necessary to be valued members of the Board in order to assist it in successfully performing its role in corporate oversight and governance. The Corporate Governance and Nominating Committee considers not only an individual director’s or possible nominee’s qualities, performance, and professional responsibilities, but also the then-current composition of the Board and the challenges and needs of the Board as a whole in an effort to ensure that the Board, at any time, is comprised of a diverse group of members who, individually and collectively, best serve the needs of the Company and its shareholders. In general, and in giving due consideration to the composition of the Board at that time, the factors considered of individual directors, including those of any nominees of shareholders, include judgment, skill, diversity, integrity, experience with businesses and other organizations of comparable size, the interplay of the individual director’s or possible nominee’s experience with the experience of the Board and the extent to which the individual director or possible nominee would be a desirable addition to the Board and its committees.
Additionally, the Corporate Governance and Nominating Committee will consider persons nominated by shareholders and recommend to the full Board whether such nominee should be included with the Board’s nominees for election by shareholders. Our Bylaws contain provisions that address the process (including the required information and deadlines) by which a shareholder of our Class A Common Stock may nominate an individual for consideration by the Corporate Governance and Nominating Committee to stand for election at an annual meeting of shareholders. Specifically, our Bylaws provide that, a shareholder may nominate a director nominee, provided that such shareholder is a shareholder of record of our Class A Common Stock at the time notice of the director nomination is provided to the Board, is a shareholder of record of our Class A Common Stock at the time of the annual meeting and is entitled to vote on the election of directors at the annual meeting (a shareholder that meets these provisions and is nominating a director nominee, a “Nominating Shareholder”). Nominating Shareholders should submit the candidate’s name and the other information required by our Bylaws (as described below) to our Corporate Secretary and follow the procedures stated in our Bylaws.
Our Bylaws provide certain requirements as to the form and content of a Nominating Shareholder’s notice. These provisions may preclude shareholders from making nominations for directors at an annual meeting of shareholders. A Nominating Shareholder’s notice must be received by the Company’s Corporate Secretary at 220 Alhambra Circle, Coral Gables, Florida 33134 not less than 90 calendar days nor more than 120 calendar days prior to the first anniversary of the date on which the Corporation held the preceding year’s annual meeting of shareholders. For purposes of the annual meeting of shareholders to be held in 2022, the Nominating Shareholder’s notice must be received no later than March 11, 2022 and no earlier than February 9, 2022. If the date of the next annual meeting of shareholders is scheduled for a date more than 30 calendar days prior to or more than 30 calendar days after the anniversary of the preceding year’s annual meeting, however, notice by the shareholder to be timely must be so delivered not later than the close of business on the later of the 90th calendar day prior to such annual meeting and the 10th calendar day following the day on which public disclosure of the date of such meeting is first made. May 10, 2022 is thirty calendar days prior to the anniversary of the Annual Meeting and July 9, 2022 is 30 calendar days after the anniversary of the Annual Meeting. In no event will a recess or adjournment of an annual meeting (or any announcement of any such recess or adjournment) commence a new time period for the giving of a shareholder’s notice as described above.

Director Qualifications and Diversity

The Corporate Governance and Nominating Committee monitors existing director qualifications and periodically examines the composition of the Board and determines whether the Board would better serve its purposes with the addition of one or more directors. This assessment includes, among other relevant factors, in the context of the perceived needs of the Board at that time, issues of experience, reputation, judgment, diversity and skills.
If the Corporate Governance and Nominating Committee determines that adding a new director is advisable or if a vacancy on the Board arises, the Corporate Governance and Nominating Committee initiates the search, working with other directors, management and, if it deems appropriate or necessary, a search firm retained to assist in the search. The Corporate Governance and Nominating Committee will consider all appropriate candidates proposed by management, directors and shareholders. Information regarding potential candidates is presented to the Corporate Governance and Nominating Committee, which then evaluates the candidates based on the needs of the Board at that time and the criteria listed above. Potential candidates are evaluated according to the same criteria, regardless of whether the candidate was recommended by the Corporate Governance and Nominating Committee, a shareholder, another director, management or another third party. The Corporate Governance and Nominating Committee would then meet to consider the selected candidate(s) and submits the approved candidate(s) to the full Board for approval and recommendation to the shareholders. Although neither the Board nor the Corporate Governance and Nominating Committee has a formal policy with regard to the consideration of diversity in identifying director nominees, the director nomination process is designed to ensure that the Board considers members with diverse backgrounds, including race, ethnicity, gender, education, skills and experience, with a focus on appropriate financial and other expertise relevant to the Company’s business, and also considers issues of judgment, conflicts of interest, integrity, ethics and commitment to the goal of maximizing shareholder value. The goal of this process is to assemble a group of directors with deep, varied experience, sound judgment and commitment to the Company’s success.

Shareholder Communications with Directors

Shareholders who wish to communicate with the Board, or any individual director or group of directors, may do so by sending written communications addressed to:
Amerant Bancorp Inc.
Attention: Board of Directors or Board Member
c/o Corporate Secretary
Amerant Bancorp Inc.
220 Alhambra Circle
Coral Gables, Florida 33134

Each letter should indicate that the author is a shareholder and if shares are not held of record, should include appropriate evidence of stock ownership. All communications will be compiled by the Corporate Secretary of the Company and submitted to the Board or each applicable director at the next regular meeting of the Board. The Corporate Secretary will not forward the communication if it is primarily commercial in nature, relates to an improper or irrelevant topic, or is unduly hostile, threatening, illegal or otherwise inappropriate.

Code of Ethics

We have adopted a Code of Conduct and Ethics that applies to our directors and employees, including our principal executive officer, principal financial officer, and principal accounting officer and persons performing similar functions. The Code of Conduct and Ethics is available on our website at https://investor.amerantbank.com/corporate-governance/documents-charters. We will post any amendments to or waivers of our Code of Conduct and Ethics at the same location on our website.

Report of the Audit Committee
The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2020 with management and has discussed with RSM US LLP (“RSM”), the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2020, those matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the Securities and Exchange Commission.
In addition, the Audit Committee has received the written disclosures and the letter from RSM required by applicable requirements of the PCAOB, regarding RSM’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed RSM’s independence with RSM.
Based on these reviews and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 for filing with the SEC.
Audit Committee
Guillermo Villar, Chair
Frederick C. Copeland, Jr.
Rosa M. Costantino
Pamella J. Dana
Dolores M. Lare
John W. Quill

Security Ownership of Certain Beneficial Owners
The following table sets forth certain information with respect to the beneficial ownership of our Class A Common Stock and Class B Common Stock as of March 31, 2021 (unless otherwise indicated), for:

•each person whom we know to own beneficially more than 5% of our Class A Common Stock or Class B Common Stock;
•each named executive officer and each director; and
•all of our executive officers and directors as a group.
As of the date set forth above, we had 29,001,646 shares of Class A Common Stock outstanding and 8,920,315 shares of Class B Common Stock outstanding.
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as otherwise noted in the footnotes below, each holder identified below has sole voting and investment power with respect to such securities. Unless otherwise provided, the address of each holder listed is c/o Amerant Bancorp Inc., 220 Alhambra Circle, Coral Gables, Florida 33134.

	Shares of Class A Common Stock Beneficially Owned		Shares of Class B Common Stock Beneficially Owned
Name of Beneficial Owner	Number	Percentage	Number	Percentage
Named Executive Officers and Directors (1)
Millar Wilson	166,952.00	*	—	—
Alberto Peraza (2)	13,514.00	*	—	—
Miguel Palacios	34,153.66	*	—	—
Alfonso Figueredo	65,221.00	*	—	—
Frederick C. Copeland, Jr.	10,410.00	*	—	—
Gerald P. Plush	10,100.00	*	—	—
Miguel A. Capriles L. (3)	2,161,833.00	7.45%	1,772,689.00	19.87%
Rosa M. Costantino	11,075.33	*	3,010.00	*
Pamella J. Dana	7,179.00	*	—	—
Dolores M . Lare (4)	60.00	*	—	—
Gustavo Marturet M. (5)	66,213.66	*	7,131.00	*
John W. Quill	3,939.00	*	—	—
Jose Antonio Villamil	7,179.00	*	—	—
Guillermo Villar	7,179.00	*	—	—
Gustavo J. Vollmer A. (6)	1,736,032.00	5.99%	330,312.33	3.70%
Executive officers and directors as a group (17 persons):	4,319,962.65	14.90%	2,113,142.33	23.69%
Other Greater than 5% Security Holders
Patriot Financial Partners III, L.P. (7)	2,078,289.00	7.17%	—	—
Diana Medina de Marturet (8)	1,868,653.66	6.44%	215,790.00	2.42%
BlackRock, Inc. (9)	1,633,698.00	5.63%	—	—

*    Represents less than 1% of the class.
(1)     The shares of the Named Executive Officers and Directors exclude restricted stock units and/or performance stock units that will vest beyond 60 days from March 31, 2021.
(2)     Effective March 16, 2020, Mr. Alberto Peraza resigned as Co-President & CFO of the Company. The shares reflected in this table as beneficially owned by Mr. Peraza were reported by Mr. Peraza to the Company at the Company's request on April 8, 2021.
(3)     As reported in a statement on Schedule 13G filed with the SEC on February 14, 2019 by Miguel A. Capriles L. According to the filing Mr. Capriles has sole voting and dispositive power over 576,696.48 shares of Class A Common Stock and shared voting and dispositive power over 1,585,136.52 shares of Class A Common Stock. We understand that Mr. Capriles has sole voting and dispositive power over 472,767.62 shares of Class B Common Stock and shared voting and dispositive power over 1,299,921.38 shares of Class B Common Stock.

    Mr. Capriles disclaims beneficial ownership over 1,585,136.52 shares of Class A Common Stock and 1,299,921.38 shares of Class B Common Stock included in the table above and held by certain of his sisters of which he has no economic interest therein.
(4)     Mrs. Lare is a partner of Patriot Financial Partners, L.P., a greater than 5% security holder of the Company’s shares of Class A Common Stock, as discussed in note 7 below.
(5)     These shares include shares directly held by Mr. Marturet as well as shares held by certain trusts and companies under common control by and/or for the benefit of Mr. Marturet and certain members of his family.
(6)     As reported in a statement on Schedule 13G/A filed with the SEC on February 12, 2021 by Gustavo J. Vollmer A. According to the filing Mr. Vollmer has sole voting and dispositive power over 757,522.90 shares of Class A Common Stock and shared voting and dispositive power over 978,509.57 shares of Class A Common Stock. We understand that Mr. Vollmer has sole voting and dispositive power over 61,811.97 shares of Class B Common Stock and shared voting and dispositive power over 330,312.31 shares of Class B Common Stock.
    These shares include 1,795.66 shares of Class A Common Stock and 217.00 shares of Class B Common Stock held by Mr. Vollmer’s wife. Mr. Vollmer disclaims beneficial ownership of 976,714.00 shares of Class A Common Stock and 268,500.33 shares of Class B Common Stock included in the table above as to which he has no economic interest therein.
(7)     As reported in a statement on Schedule 13D filed with the SEC on April 4, 2019 by Patriot Financial Partners III, L.P. According to the filing, the Company’s shares of Class A Common Stock are held by the following group of entities and individuals: Patriot Financial Partners III, L.P., Patriot Financial Partners GP III, L.P., Patriot Financial Partners GP III, LLC, W. Kirk Wycoff, James J. Lynch and James F. Deutsch (together, the “Patriot Financial Group III” or “Patriot”). In March 2020, Patriot informed the Company that it had acquired an additional 78,289 shares of Class A Common Stock of the Company. At the request of the Company, on April 19, 2021, Patriot confirmed that it still held the 2,078,289 shares of Class A Common Stock of the Company detailed in the table above. The principal business address of each member of the Patriot Financial Group III is c/o Patriot Financial Partners III, L.P., Four Radnor Center 100 Matsonford Road, Suite #210 Radnor, Pennsylvania 19087.
    The Patriot Financial Group III may be deemed to beneficially own, in the aggregate, 2,078,289 shares of Class A Common Stock, representing approximately 7.17% of the outstanding shares of the Company’s Class A Common Stock as of the date set forth above. We understand that each member of the Patriot Financial Group III has shared voting power and shared dispositive power with regard to such shares of Class A Common Stock.
    Each member of the Patriot Financial Group III disclaims beneficial ownership of the shares of Class A Common Stock owned by Patriot Financial Partners III, L.P., except to the extent of its or his pecuniary interest therein.
(8)    As reported in a statement on Schedule 13G filed with the SEC on February 15, 2019 by Diana Medina de Marturet. According to the filing, Mrs. Marturet has sole voting and dispositive power over 1,800,131.66 shares of Class A Common Stock and shared voting and dispositive power over 68,522 shares of Class A Common Stock; this does not include 154,905 shares of Class A Common Stock over which Mrs. Marturet only has an economic interest. We understand that Mrs. Marturet has sole voting and dispositive power over 167,165 shares of Class B Common Stock and shared voting and dispositive power over 48,625 shares of Class B Common Stock.
    Mrs. Marturet disclaims beneficial ownership of 187,331 shares of Class A Common Stock and 24,563 shares of Class B Common Stock included in the table above as to which she has no economic interest therein.
(9)    As reported in a statement on Schedule 13G filed with the SEC on February 2, 2021 by BlackRock, Inc. According to the filing, the Company’s shares of Class A Common Stock are held by BlackRock, Inc. and several of its subsidiaries ("BlackRock"). Also, according to the filing, BlackRock has sole voting power over 1,614,234 shares of Class A Common Stock and sole dispositive power over 1,633,698 shares of Class A Common Stock.

Certain Relationships and Related Party Transactions
Since January 1, 2020, we have not been a party to any transaction or series of similar transactions in which the amount involved exceeded or will exceed $120,000 and in which any then director, executive officer, holder of more than 5% of our common stock, or any member of the immediate family of any of the foregoing, had or will have a direct or indirect material interest, other than in connection with the transactions described below.
Policies and Procedures Regarding Related Party Transactions
Transactions by the Bank or its subsidiaries with related parties are subject to certain regulatory requirements and restrictions, including Sections 23A and 23B of the Federal Reserve Act and Federal Reserve Regulation W. Under applicable SEC and NASDAQ rules, related party transactions are transactions in which we are a participant, the amount involved exceeds $120,000 and a related party has or will have a direct or indirect material interest. Our related parties include directors (including nominees for election as directors), executive officers, 5% shareholders and the immediate family members of these persons.
Various Company and Bank directors, officers, and their affiliates, including corporations and firms of which they are directors or officers or in which they and/or their families have an ownership interest, are customers of the Company and the Bank. These persons and entities have had transactions in the ordinary course of business with the Company and the Bank, including borrowings, all of which, in the opinion of management, were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated persons and did not involve more than the normal risk of collectability or present other unfavorable features. Such transactions are subject to review and approval as provided in our Audit Committee Charter and our Related Party Transaction Policy. The Company and the Bank expect to have such transactions, under similar conditions, with their directors, officers, and affiliates in the future.
Federal Reserve Regulation O requires loans and other “extensions of credit” made to executive officers, directors and their related interests and to persons beneficially owning with their family 10% or more of the voting securities of a bank or its bank holding company to be made on substantially the same terms, including interest rates and collateral, and following credit-underwriting procedures, that are no less stringent than those prevailing at the time for comparable transactions by the Bank with other persons. Such loans also may not involve more than the normal risk of repayment or present other unfavorable features. The Board would review any loan to a director or his or her related interests that has become criticized in order to determine the impact that such classification has on the director’s independence. In addition, the Audit Committee Charter provides that the Audit Committee will review and approve all related-party transactions. This includes a review of the Company’s compliance with applicable banking laws, including, without limitation, those banking laws and regulations concerning loans to insiders.
We have adopted a Related Party Transaction Policy governing the review and approval of transactions with related parties, including those transactions that are expected to exceed $120,000 in any fiscal year. The policy calls for the related party transactions to be reviewed and, if deemed appropriate, approved or ratified by our Audit Committee. Upon determination that a transaction requires review under the policy, the material facts are required to be presented to the Audit Committee. In determining whether or not to approve a related party transaction, our Audit Committee will take into account, among other relevant factors, whether the related party transaction is in conformity with our Code of Conduct and Ethics and is in our best interest, whether the transaction would be in the ordinary course of our business; whether the related party transaction is on terms comparable to those that would be obtained in arm's length dealings with an unrelated third party or on terms comparable to those provided to employees generally; if the related party transaction is an extension of credit, whether the extension of credit is being made in the ordinary course, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans to persons who are not related parties, and involves more than the normal risk of collectability or other unfavorable features. In the event that we become aware of a related party transaction that was not approved under the policy (such as before the policy was adopted), our Audit Committee will review such transaction as promptly as reasonably practical and will take such course of action as may be deemed appropriate under the circumstances. In the event a member of our Audit Committee is not disinterested with respect to the related party transaction under review, that member may not participate in the review, approval or ratification of that related party transaction.
Certain transactions are not subject to the related party transaction approval policy, including: (1) decisions on compensation or benefits relating to directors or executive officers or reimbursements for business travel and expenses, (2) credit extensions by us in the ordinary course of business, on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable loans with persons not related to us and not presenting more than the normal risk of collectability or other unfavorable features, and approved by the Board or an authorized Board or management committee in accordance with our policies or procedures, and (3) other financial services, including brokerage services, banking services or services as a bank depositary of funds, transfer agent, registrar, trust or similar services provided by the Company provided that the services are on substantially the same terms as those prevailing at the time for comparable services provided to persons that are not related parties.
All related party transactions, including those described below, have been made consistent with our policy and applicable law, including Federal Reserve Regulation W, when applicable.

Kunde Litigation settlement and agreements for reimbursement

In September 2017, a lawsuit was filed in Miami-Dade County Circuit Court, Florida, containing several claims against, subsidiary Amerant Trust, N.A. and Kunde Management, LLC (“Kunde”). Kunde was established as a Managing Partner of Kunde, CV to manage trusts for the respective benefit of Gustavo Marturet M.'s father, uncles and aunts. The plaintiff was a beneficiary of Kunde and is an aunt of Gustavo Marturet M., a Company director, and a sister-in-law of his mother, a greater than 5% shareholder of the Company. As previously disclosed, this action included allegations of breaches of contract, fiduciary duty, accounting, unjust enrichment, and mismanagement of Kunde. The parties entered into a confidential settlement agreement and the court entered an agreed order of dismissal with prejudice on July 6, 2020. The terms of the settlement agreement did not have a material impact on the Company's financial condition or operating results.

The Company incurred approximately $1.1 million in legal fees through June 30, 2020 litigating this case. In connection with this litigation and settlement, the beneficiaries of six of the eight trusts managed by Kunde, CV, each agreed to reimburse Amerant Trust, one eighth of up to a maximum of $1,000,000 of all legal fees and costs related to and arising from the litigation. Consequently, the Company expects to be reimbursed up to $750,000 of these legal fees.

Effective April 1, 2021, Amerant Trust was merged into the Bank and, since that date, the Bank has assumed all assets and liabilities of Amerant Trust.

Tender Offer

On December 23, 2020, the Company completed a modified “Dutch auction” tender offer for shares of its Class B common stock and purchased 4,249,785 shares of Class B common stock at a purchase price of $12.55 per share (the “Tender”). The Company’s directors, executive officers and affiliates were entitled to participate in the Offer on the same terms as other shareholders. 87,562 shares of Class B Common Stock were purchased in the Tender from related parties under the same terms and conditions as other shareholders. Most of the shares purchased from related parties (86,079 shares of Class B common stock at an aggregate price of $1,080,291), were tendered by, and purchased from the Vollmer Foundation Inc., a New York-chartered 501(c)(3) charitable foundation , where Mr. Gustavo J. Vollmer A., a Company director, is President.

Related Party Employees

The brother in law of Gustavo Marturet M., one of our directors, is a salaried employee of ours and received total compensation of approximately $189,000 in 2020. His compensation was established by us in accordance with our compensation practices, generally, and applicable to employees in similar positions with comparable qualifications, tenure and responsibilities and without the involvement of Mr. Marturet. This employee is not an executive officer of the Company.

Executive Compensation
Introduction
As an emerging growth company under the Jumpstart Our Business Startups Act of 2012, we are eligible for certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These include, but are not limited to, exemptions from certain narrative and tabular disclosure obligations regarding executive compensation in our proxy statements, including the requirement to include a Compensation Discussion and Analysis section, the reduction in the number of executive officers we are required to disclose compensation, the requirement to provide information relating to the ratio of total compensation of our Chief Executive Officer to the median of the annual total compensation of all of our employees, as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and an exemption from the requirement to hold a non-binding shareholder advisory vote on executive compensation. Unless the context requires otherwise, for purposes of this section, references to “the Company” refer to Amerant Bancorp Inc. and its subsidiaries, including the Bank.
This section describes the executive compensation program in place for our named executive officers, or NEOs, for the year ended December 31, 2020, who were:
1.Millar Wilson - Former Vice-Chairman and Chief Executive Officer (Mr. Wilson retired from the Company effective March 19, 2021);
2.Alberto Peraza - Former Co-President and Chief Financial Officer (Mr. Peraza resigned from the Company effective March 16, 2020);
3.Miguel Palacios - Executive Vice President and Chief Business Officer; and
4.Alfonso Figueredo - President and Chief Operations Officer (included as one of our NEOs, beginning on the year ended December 31, 2020).

Recent developments

On January 21, 2021, the Company reported via press release and in a Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”), Mr. Millar Wilson’s retirement from his role as Vice-Chairman and Chief Executive Officer and the appointment of Gerald P. Plush, as the Company’s Vice-Chairman and Chief Executive Officer effective the day following the filing of the Company’s 2020 annual report on Form 10-K with the SEC. Mr. Plush has served as a Company director since July 2019 and served as Executive Vice-Chairman from February 15, 2021 until March 20, 2021.

The Company filed its 2020 annual report on Form 10-K with the SEC on March 19, 2021 and, therefore, effective March 20, 2021, Gerald P. Plush, who had served as Executive Vice Chairman since February 15, 2021, became the Company’s Vice-Chairman and Chief Executive Officer.
Compensation Philosophy
The Company’s compensation philosophy is the foundation of our compensation programs and is designed to provide a competitive, total rewards program in alignment with our business objectives, human capital strategy and the interests of our shareholders. We remain committed to delivering a compensation program with the fundamental principles of fairness, transparency, efficiency, and compliance with laws and regulations. Based on specific job positions and market conditions, our total rewards program combines fixed and variable compensation: base salary, short-term incentive, equity-based long-term incentive and a broad range of benefits. This compensation approach plays a significant role in our ability to attract, retain and motivate the quality of talent necessary to achieve our strategic business goals and drive sustained performance. Our compensation model engages our team members to contribute towards the achievement of shared corporate objectives, while differentiating pay on performance based on individual contributions. Our commitment to maintaining a transparent compensation culture for our teams has a direct impact on engagement, drive and performance. The Company proactively reviews the results of the compensation programs and their link to the Company’s performance as part of a robust governance process led by the Compensation Committee of the Board of Directors. Policy and procedures are designed to prevent or mitigate excessive risk-taking, align pay and performance, and ensure proper governance practices. Our programs are flexible, allowing us to respond to changing dynamics in the banking industry, organizational direction and shareholder interests.
Determination of Officer Compensation
The Company’s Compensation Committee, which is composed entirely of independent directors, administers the Company’s compensation policies and programs for the Chief Executive Officer and the Company’s named executive officers. The Compensation Committee reviews and approves, at least annually, corporate goals and objectives relevant to the compensation of the Chief Executive Officer and named executive officers. The Compensation Committee evaluates the performance of the Chief Executive Officer and named executive officers in light of those corporate goals and objectives. The Compensation Committee then approves the calculation of the Chief Executive Officer’s and named executive officers’ incentive compensation based on applicable performance metrics. The Compensation Committee determines and approves compensation levels for the Chief Executive Officer and the named executive officers based on those evaluations and any other factors as it deems appropriate, including competitive market data, individual and Company performance, skills, experience, complexity and criticality of role, and internal pay equity. The Compensation Committee reviews and approves, as applicable, (i) base salary, (ii) annual bonus, (iii) long-term incentive compensation, including any equity or equity-linked compensation, and (iv) any other compensation, perquisites, and special or supplemental benefits for the Chief Executive Officer and named executive officers. The Chief Executive Officer has not and may not be present during voting or deliberations by the Compensation Committee on his compensation.
The Chief Executive Officer and named executive officers play a prominent role in gathering information for and making recommendations on the base salary amounts, annual target bonus and equity awards for executives other than the Chief Executive Officer and named executive officers.
Compensation Consultant
The Compensation Committee has directly engaged McLagan, which is a part of the Rewards Solutions practice at Aon plc, as its external compensation consultant. McLagan reports to, and receives its direction from, the Compensation Committee, and a representative of McLagan frequently attends Compensation Committee meetings as its advisor. McLagan provided the Compensation Committee with the following consulting services in 2020:

•Conducted the 2020 Director compensation review based on the Company’s peer group and the market;
•Recommended changes to the metrics for our Annual Variable Compensation Program;
•Assisted the Compensation Committee in the annual review of its charter;
•Assisted in the development of the Company’s peer group of publicly traded bank holding companies to be used for market compensation comparisons;
•Assisted the compensation committee in the development of a performance-based long-term incentive plan for members of the Executive Management Committee; and
•Provided market data, guidance and advice regarding executive compensation matters, including support during the CEO succession process.
In reviewing McLagan’s performance in 2020 and considering its continued engagement for 2021, the Compensation Committee evaluated McLagan’s independence from Company management and any conflicts of interest in accordance with applicable SEC rules and NASDAQ listing requirements. The Compensation Committee requested and received a report from McLagan addressing the independence of McLagan and its senior advisors. The Compensation Committee considered McLagan’s provision of other services to the Company, the fees paid by the Company to McLagan as a percentage of McLagan’s total revenue, McLagan’s policies and procedures to prevent conflicts of interest, and the confirmation by McLagan that it and its representatives have no business or personal relationship with any member of the Compensation Committee, do not own any stock of the Company, and have no business or personal relationship with any executive officer of the Company. The Compensation Committee concluded that McLagan is independent of the Compensation Committee and of Company management and has no conflicts of interest in its performance of services to the Compensation Committee.
2020 Summary Compensation Table
The following table sets forth certain information with respect to the compensation earned during the years that ended on December 31, 2020 and 2019 (except for Alfonso Figueredo who has been included as an NEO starting in the year ended December 31, 2020) by our NEOs:

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)(*)	Total ($)(*)
Millar Wilson	2020	800,000	—	735,000	69,927	1,604,927
Vice-Chairman and Chief Executive Officer	2019	806,154	75,000	1,459,127	75,903	2,416,184
Alberto Peraza	2020	156,577	—	—	265,991	422,568
Co-President and Chief Financial Officer	2019	590,000	—	804,022	49,104	1,443,126
Miguel Palacios	2020	500,000	—	267,188	59,236	826,424
Executive Vice President and Chief Business Officer	2019	519,231	—	536,554	53,427	1,109,212
Alfonso Figueredo	2020	540,000		336,656	59,854	936,510
President and Chief Operations Officer	—	—	—	—	—	—

(*) Amounts rounded to the nearest whole number.
(1)With respect to Messrs. Wilson, and Palacios, the dollar values provided for 2019 include salary earned by each of them during 2019 plus amounts corresponding to unused vacation time that each of them elected to cash out under the Company’s vacation policy consisting of $6,154 for Mr. Wilson and $19,231 for Mr. Palacios.
(2)In 2019, represents a discretionary bonus award paid to Mr. Wilson in recognition of his excellent performance in connection with his contributions to the Company during the first year as a publicly traded company and his role in leading the team during that year.
(3)For 2020, represents annual incentive cash awards earned under the Annual Variable Compensation Program and for 2019, represents annual incentive cash awards earned under the Annual Variable Compensation Program and the Non-equity Long-Term Incentive Plan described below.
(4)All Other Compensation for the NEOs in 2020 and 2019 which exceeded $10,000 is detailed in the following table:

Name	Year	Matching Awards ($)(1)(*)	Insurance Premiums ($)(2)(*)	Perquisites ($)(3)(*)	Consulting Fees ($)(4)(*)	Total ($)(5)(*)
Millar Wilson	2020	38,865	9,250	21,811	—	69,927
	2019	38,468	6,711	30,724	—	75,903
Alberto Peraza	2020	8,067	3,857	4,067	250,000	265,991
	2019	30,250	2,428	16,426	—	49,104
Miguel Palacios	2020	25,125	15,715	18,396	—	59,236
	2019	26,712	852	25,863	—	53,427
Alfonso Figueredo	2020	27,125	21,008	11,721	—	59,854

(*) Amounts rounded to the nearest whole number.
(1)Represents matching contributions under the 401(k) Plan and Executive Deferred Compensation Plan.
(2)For Messrs. Wilson, Peraza and Palacios, represents employer contributions toward medical plans and gross-up payments related to imputed income from split-dollar life insurance (BOLI) arrangements and for Mr. Figueredo represents employer contributions toward medical plans and life insurance premium payments.
(3)Represents for 2020 an auto allowance ($8,125), club memberships ($11,945) and cellular phone payments ($1,741) for Mr. Wilson, auto allowance ($3,750) and cellular phone payments ($317) for Mr. Peraza; auto allowance ($8,125), club memberships ($8,880) and cellular phone payments ($1,391) for Mr. Palacios; and auto allowance ($8,125), and cellular phone payments ($3,596) for Mr. Figueredo; and for 2019 an auto allowance ($15,000), club memberships ($14,234) and cellular phone payments ($1,490) for Mr. Wilson; auto allowance ($15,000) and cellular phone payments ($1,426) for Mr. Peraza; and auto allowance ($15,000), club memberships ($8,765) and cellular phone payments ($2,098) for Mr. Palacios.
(4)Represents a consulting fee related to a Separation and Consulting Agreement entered into by the Company and the Bank with Mr. Peraza and Alberto Peraza, LLC in connection with Mr. Peraza's resignation.

Narrative Disclosure to Summary Compensation Table
The Compensation Committee of our Board administers the compensation program for the NEOs. The compensation program for our named executive officers consists of a base salary, short-term incentive compensation (under the Annual Variable Compensation Program) payable in cash and long-term incentive compensation (under the Long-Term Incentive Plan), equity awards (under the 2018 Equity and Incentive Compensation Plan), and health and welfare benefits. The compensation program’s design is based upon the Company’s performance, the level of responsibility and performance of the executive officer, and the analysis of market compensation levels, trends and best practices.
The Compensation Committee of our Board annually reviews each of our NEO’s base salary and overall compensation. In 2019, based on a benchmark comparison completed by our compensation consultant, the Compensation Committee resolved to approve the base salary of each of our NEOs with no additional salary increase and in 2020, due to the uncertainty generated by the COVID-19 pandemic, we did not perform a benchmark analysis and the continuation of the same amount of base salary of each of our NEOs was approved.
Employment Agreements
On March 20, 2019, the Bank entered into an employment agreement with each NEO (each, an “Employment Agreement” and together, the “Employment Agreements”). The Employment Agreements contain substantially the same terms and conditions, including a three-year term with an evergreen provision, an annual base salary, the opportunity to earn a discretionary annual bonus, eligibility to receive discretionary equity-based awards and participation in employee benefit plans. In addition, the employment agreements provide for severance benefits in the event that the NEO’s employment is terminated: (i) by the Bank or the Company without Cause (as defined in the Employment Agreements) or by the NEO for Good Reason (as defined in the Employment Agreements) prior to a Change in Control (as defined in the Employment Agreements) or (ii) by the Bank or the Company without Cause (other than on account of the NEO’s death or Disability (as defined in the Employment Agreements)) or by the NEO for Good Reason within the twenty-four month period following a Change in Control, in each case, subject to the NEO’s timely execution and non-revocation of a release of claims in favor of the Company, its affiliates and their respective officers and directors. The Employment Agreements also provide, in the event of a termination due to death or Disability, for a pro-rata portion of the annual bonus that the NEO would have earned for the year in which the termination occurs based on the number of days that the NEO was employed during such year.
Non-Equity Incentive Plan Awards
Our NEOs are eligible to earn cash incentive awards under our Annual Variable Compensation Program based on the level of achievement of performance goals for each applicable performance cycle under each plan. In addition to meeting the performance goals for the plan, NEOs must also be employed and in good standing at the time of payment to receive a bonus under the plan.
Our Annual Variable Compensation Program is a short-term, non-equity incentive plan that is intended to motivate and reward the NEOs’ performance and contributions to our success and focus the NEO’s attention on specific goals. The plan provides an annual cash incentive based on the achievement of corporate performance metrics and strategic objectives. Under the Annual Variable Compensation Program, the amount of each named executive officer's potential bonus payout that can be earned at minimum, target and maximum levels is determined as a percentage of the named executive officer's base salary, but those levels can be adjusted in the judgment of the Compensation Committee. Each NEO's target annual bonus opportunity under the Annual Variable Compensation Program for 2020 (unchanged from 2019), expressed as a percentage of their base salary and as a dollar amount, is detailed in the following table:

	Target Annual Incentive Award (as a % of Base Salary)	Target Annual Incentive Award ($)
Millar Wilson	100%	$800,000
Alberto Peraza	80%	$472,000
Miguel Palacios	60%	$300,000
Alfonso Figueredo	70%	$378,000
Under the Annual Variable Compensation Program, as soon as possible at the beginning of each fiscal year, the Compensation Committee sets the performance metrics that will be used to determine the bonus payment to be awarded to each NEO upon the achievement of the established performance metrics. The performance metrics for 2020 included return on assets, or ROA, (non-GAAP adjusted); average domestic core deposits growth (domestic core deposits represent all domestic customer deposits excluding time deposits and brokerage deposits and growth is calculated based on average daily balances);

efficiency ratio (non-GAAP adjusted); non-performing assets over total assets ratio and execution of strategic objectives (a combined quantitative and qualitative metric that measures the behaviors and approach executed as well as actual results pertaining to strategic objectives and key initiatives). For additional details and a reconciliation of ROA and efficiency ratio to GAAP financial measures, please see the Company's Annual Report on Form 10-K filed with the SEC on March 19, 2021. Weighting for each executive for the various performance metrics in 2020 was the following:

	ROA (Non-GAAP adjusted)	Avg. Domestic Core Deposits growth	Efficiency Ratio (Non-GAAP adjusted)	NPAs/Total Assets	Execution of Strategic Objectives
Millar Wilson	25%	10%	10%	10%	45%
Alberto Peraza	25%	10%	10%	10%	45%
Miguel Palacios	25%	10%	10%	10%	45%
Alfonso Figueredo	25%	10%	10%	10%	45%
The Compensation Committee establishes threshold, target and maximum performance levels for each selected performance metric under the Annual Variable Compensation Program as well as the bonus payout that can be earned for achieving each performance metric at the set performance levels, which for threshold performance is 50% of target and for maximum performance is 150% of target. If performance falls below the threshold level for any particular performance metric, no payment is earned; however, payment is earned for other performance metrics that are achieved at least equal to threshold level. Maximum represents the maximum level of performance at which a payment is earned on each performance metric. If the performance achieved for any performance metric is above the maximum level no additional incentive above the maximum incentive for such performance metric is earned. Actual performance between threshold, target and maximum performance levels is interpolated to determine the amount of payment based on relative achievement of the performance metrics. The threshold, target and maximum performance levels for each selected performance metric and the actual result for each performance metric (excluding execution of strategic initiatives which are based on individual performance and evaluation of each NEO) in 2020 were the following:

Performance Metric	Threshold	Target	Maximum	Actual result
ROA (Non-GAAP adjusted)	0.53%	0.60%	0.68%	0.05%
Avg. growth Core Deposits	4.60%	9.20%	12.88%	13.10%
Efficiency Ratio (Non-GAAP adjusted)	77.60%	73.90%	70.21%	63.00%
NPAs/Total Assets	0.70%	0.50%	0.30%	1.13%
In 2020, the Compensation Committee approved the actual incentive compensation earned by our NEOs under the Annual Variable Compensation Program based on the actual achievement of the performance metrics set forth above and the individual evaluations performed for each NEO in relation to the execution of strategic objectives and key initiatives in 2020. The percentage awarded to each named executive officer for each performance metric along with our named executive officers’ annual incentive payments earned for 2020, are set forth in the table below:

	ROA (Non-GAAP adjusted) (1)	Avg. growth Core Deposits (2)	Efficiency Ratio (Non-GAAP adjusted) (2)	NPAs/Total Assets (1)	Execution of Strategic Objectives	Percentage of Target	Total Incentive Award in 2020
Millar Wilson	0%	15%	15%	0%	61.9%	91.9%	$735,000
Alberto Peraza (3)	—	—	—	—	—	—	—
Miguel Palacios	0%	15%	15%	0%	59.1%	89.1%	$267,188
Alfonso Figueredo	0%	15%	15%	0%	59.1%	89.1%	$336,656
(1) Performance metric threshold not reached. No payment earned.
(2) Performance metric achieved at or over maximum level. Payment earned at 150% of target.
(3) Mr. Peraza did not earn an incentive under the Annual Variable Compensation Program because Mr. Peraza resigned from the Company effective March 16, 2020.
The awards for the 2020 Annual Variable Compensation Program detailed in the table above, were paid in cash on February 26, 2021 for Messrs. Wilson, Palacios and Figueredo.

Non-equity Long Term Incentive Plan
The Company previously had a non-equity Long-Term Incentive Plan that we adopted in 2014 to reward participants for their performance and contributions to the achievement of long-term financial organizational goals and objectives and to improve competitive positioning, engagement and retention of key employees. The last awards under this performance-based non-equity Long-Term Incentive Plan were granted to the executive officers in 2017 and the last payouts under this plan were made in 2019. The Company did not make any new awards under this non-equity Long-Term Incentive Plan in 2018 and 2019. As described below under "2018 Equity and Incentive Compensation Plan", in December 2018, in connection with the Company’s IPO our NEOs were granted shares of restricted stock that vest in substantially equal installments on each of the first three anniversaries of the date of grant and, in addition, in February 2021, the Board Compensation Committee approved an equity based Long-Term Incentive Plan.
401(k) Plan
The Bank sponsors the Amerant Bank Retirement Benefits Plan, or the 401(k) Plan, for its employees. Each employee is eligible to make contributions to the 401(k) Plan and receive matching employer contributions after attaining age 21 and three months’ employment with the Bank. The NEOs may participate in the 401(k) Plan on the same terms as the rest of the Bank’s employees. The 401(k) Plan is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, or the Code. As a tax-qualified retirement plan, pre-tax contributions to the 401(k) Plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) Plan. Each participant may defer eligible compensation subject to the statutory limit and participants that are 50 years or older can also make additional “catch-up” contributions above the statutory limit. As a safe harbor plan, the Bank matches 100% of the first 5% of the participants’ contribution to the 401(k) Plan. All contributions made by both the participants and the Bank to the participants’ accounts are vested immediately.
Executive Deferred Compensation Plan
The Bank maintains a non-qualified deferred compensation plan, or the Deferred Compensation Plan, for highly compensated employees, including the NEOs. The Deferred Compensation Plan is designed to prevent such employees from being disadvantaged by 401(k) Plan limits and supplements the 401(k) Plan’s savings opportunities.
In 2018, under the Deferred Compensation Plan, eligible employees, including the NEOs, could have elected to defer all or a portion of their annual salary and cash incentive awards. The Deferred Compensation Plan was amended, effective January 1, 2019, to limit deferral contributions to 50% of the participant’s non-bonus compensation and 100% of the participant’s annual bonus compensation, and to permit investments in Company stock. The Deferred Compensation Plan allows eligible employees to receive matching contributions up to 5% of their annual salary. The Deferred Compensation Plan permits deferrals of compensation above the amounts they can contribute for retirement under the 401(k) Plan. All deferrals, employer contributions, earnings, and gains on each participant’s account in the Deferred Compensation Plan are vested immediately.
Messrs. Wilson (during employment), Peraza (during employment), Palacios, and Figueredo participate in the Deferred Compensation Plan. Each participant’s account under the Deferred Compensation Plan holds their contributions, along with earnings, expenses, gains, and losses. Each participant makes his or her own investment decisions as to amounts held in a participant’s account from investment options that are designated in a services agreement between the Bank and Fidelity Investments, Inc. for the Deferred Compensation Plan.
All deferrals, employer contributions, earnings, and gains on each participant’s account in the Deferred Compensation Plan are distributed in cash after the participant’s separation from service, either in a lump sum payment or in installment payments, in accordance with the participant’s distribution election. Each distribution, whether in a lump sum or a series of installment payments, commences on the first day of the month following the month in which the applicable triggering event occurred. Installment payments continue annually from the commencement day of the first installment distribution. If the participant’s separation from service is due to the participant’s disability or death, the deferrals, employer contributions, earnings, and gains on the participant's account will immediately become 100% vested and payment will be made in such form as designated in the participant’s distribution election.
Certain Compensation upon Termination or Change in Control
The Employment Agreements provide for severance benefits in the event that each of our NEO’s employment is terminated: (i) by the Bank or the Company without Cause or by the Executive for Good Reason prior to a Change in Control (as defined in the Employment Agreements) or (ii) by the Bank or the Company without Cause (other than on account of the executive’s death or Disability) or by the Executive for Good Reason (also referred to as a “qualifying termination”) within 24 months following a Change in Control, in each case, subject to the Executive’s timely execution and non-revocation of a release of claims in favor of the Company, its affiliates and their respective officers and directors.
Compensation upon Termination of Employment prior to a Change in Control
In the event of a qualifying termination prior to a Change in Control, the NEOs will be entitled to receive the following compensation and benefits:
One time (or, in the case of Mr. Wilson, 1.5 times) the sum of (i) the Base Salary and (ii) the average of the Annual Bonuses earned for the three full years preceding the year in which such qualifying termination occurs or, if less than three years, the greater of (A) the average of the Annual Bonuses earned for all full years preceding the year in which the termination occurs, or (B) if less than one year, the NEO’s target Annual Bonus in effect for the year in which the termination occurs, which sum shall be payable in substantially equal installments over a period of 12 months (or, in the case of Mr. Wilson, 18 months) in accordance with the Bank’s normal payroll practices;
If properly elected under the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”), reimbursement for a portion of the monthly COBRA payment equal to the employer’s portion of the premium for the NEO, and his or her dependents, if applicable, under the medical plan immediately prior to termination for 12 months (or, in the case of Mr. Wilson, 18 months) following the date of termination, until the NEO is no longer eligible to receive COBRA continuation coverage or the NEO receives or becomes eligible to receive substantially similar coverage from another employer sooner; and
Prior to a Change in Control, any outstanding equity awards will immediately be forfeited upon the termination of employment without Cause or Resignation with Good Reason in accordance with the terms of the award agreements. However, under the terms of the 2018 Plan, the Compensation Committee may at its discretion amend the terms of any award granted under the 2018 Plan prospectively and retroactively.
Compensation upon Termination of Employment following a Change in Control
In the event of a qualifying termination during the 24 months following a Change in Control, the NEOs will be entitled to receive the same compensation and benefits as applicable under the termination of employment prior to a Change in Control, except instead of one times (or 1.5 times, in the case of Mr. Wilson), the Base Salary and average Annual Bonus payment made in installments described above, the executive officers will be entitled to receive a lump sum payment equal to two times (or, in the case of Mr. Wilson, 2.99 times) the sum of (i) the Base Salary and (ii) the average of the Annual Bonuses earned for the three full years preceding the year in which such qualifying termination occurs or, if less than three years, the greater of (A) the average of the Annual Bonuses awarded for all full years preceding the year in which the termination occurs, or (B) if less than one year, the executive officer’s target Annual Bonus in effect for the year in which the termination occurs.
Also, any outstanding equity awards will immediately vest upon a qualifying termination of employment following a Change in Control except to the extent a Replacement Award (as defined in the award agreement) is provided to the executive in accordance with the terms of the applicable equity plan and award agreements.
Compensation upon Termination of Employment due to death or disability
In the event of a termination due to the death or Disability (as defined in the Employment Agreements), the NEOs will be entitled to receive a lump sum cash payment equal to a pro-rata portion of the Annual Bonus that the NEO would have earned for the year in which the termination occurs based on the number of days that the NEO was employed during such year. In addition, any outstanding equity awards will immediately vest in the event of termination of employment as a result of the executive’s death or disability in accordance with the terms of the applicable equity plan and award agreements.
Compensation upon Termination of Employment with Cause or Resignation without Good Reason
In the event we terminate the employment of a NEO with Cause or the executive resigns without Good Reason, the NEO will only be entitled to receive any accrued but unpaid Base Salary and any accrued but unused vacation, in each case, as of the end of the Employment Term (as defined in the Employment Agreements), which shall be paid on the Termination Date (as defined in the Employment Agreements). The NEO shall also be eligible to receive such employee benefits, if any, as to which the NEO may be eligible under the Bank’s and the Company’s employee benefit plans as of the Termination Date; provided that, in no event shall the NEO be eligible to receive any payments in the nature of severance or termination payments except as specifically provided in each Employment Agreement.

Also, any outstanding equity awards will immediately be forfeited upon the termination of employment with Cause or Resignation without Good Reason in accordance with the terms of the applicable equity plan and award agreements.
Compensation upon termination under the Deferred Compensation Plans
Under the Deferred Compensation Plan, if a change in control of the Bank, as defined in Section 409A of the Internal Revenue Code, occurs prior to a participant’s separation from service, the deferrals, employer contributions, earnings, and gains on the participant's account will immediately become 100% vested at such time and the participant will receive a lump sum cash payment on the first day of the month following the change in control.
Life Insurance Benefits
The Company has entered into a split-dollar life insurance agreement with each of the named executive officers, except Mr. Figueredo. Under each agreement, the Company has purchased a life insurance policy on the life of each executive, and the executive’s designated beneficiary(ies) will receive a portion of the death benefit under the policy upon the executive’s death. The death benefit during employment for Mr. Wilson was $2,000,000, for Mr. Peraza $1,500,000, and for Mr. Palacios $1,000,000. Mr. Figueredo holds an individual life insurance policy paid in full by the Company with a death benefit totaling $1,000,000.
The life insurance benefits may continue beyond termination of employment if participants have met the retirement requirements of 55 years of age and 15 years of service, or 60 years of age and 10 years of service prior to termination. At the time of Mr. Peraza’s resignation, he had met the retirement requirements, so his death benefit will continue but has been reduced to $700,000 based on the terms of the split-dollar agreement; the death benefit will be reduced to $350,000 at 70 years of age, and to $175,000 at 80 years of age. Mr. Peraza is responsible for the income tax due on the imputed income for this benefit.
At the time of Mr. Wilson’s retirement, he had met the retirement requirements, so his death benefit will continue but has been reduced to $1,600,000 based on the terms of the split-dollar agreement; the death benefit will be reduced to $800,000 at 70 years of age, and to $400,000 at 80 years of age. Mr. Wilson is responsible for the income tax due on the imputed income for this benefit.
Separation and Consulting Agreement - Mr. Alberto Peraza
In connection with Mr. Alberto Peraza's resignation as Co-President and Chief Financial Officer, the Company and the Bank entered into a Separation and Consulting Agreement dated as of March 16, 2020 (the "Agreement”) with Mr. Peraza and Alberto Peraza, LLC (the “Consulting Company”). Pursuant to the Agreement, from March 17, 2020 through April 28, 2020, Mr. Peraza provided consulting services to the Company in order to support the Company's finance and accounting activities and transition the responsibilities of Chief Financial Officer to Mr. Carlos Iafigliola. For such consulting services, the Consulting Company received a fee of $250,000, which was paid as one lump sum payment in May 2020. The Agreement also contained customary provisions, including a provision related to confidentiality.
Consulting Agreement - Mr. Millar Wilson
In connection with Mr. Millar Wilson's retirement as Vice-Chairman and Chief Executive Officer of the Company and the Bank, on February 16, 2021, the Bank entered into a Consulting Agreement with Mr. Wilson, effective as of April 1, 2021 (the “Agreement”). Pursuant to the Agreement, from April 1, 2021 through December 31, 2021, Mr. Wilson will, upon specific request from the office of the Bank's Chief Executive Officer, provide the Bank and any of its affiliates with support in connection with ongoing transactions or processes and guidance and advice on corporate and/or business strategy matters. Mr. Wilson shall render such services as are outlined by the Bank and agreed to by Mr. Wilson on a project-by-project basis. For such consulting services, Mr. Wilson will receive a fee of $7,500 per month for up to twenty hours of services per month and each hour of service in excess of the twenty hours per month will be paid at an hourly rate of $375. The fees will be paid to Mr. Wilson monthly after submittal of a billing statement at the end of each month. The Agreement also contains customary provisions, including a provision related to confidentiality.
2018 Equity and Incentive Compensation Plan
In 2018 the Company adopted and approved the Amerant Bancorp Inc. 2018 Equity and Incentive Compensation Plan, or the 2018 Plan. The purpose of the 2018 Plan is to attract and retain executive officers and other employees of the Company and its subsidiaries and compensate our non-employee directors and potentially certain of our consultants for their service, to align their interests with those of our shareholders, and to provide to such persons incentives and rewards for service and/or performance to us and/or our subsidiaries. The Compensation Committee of our Board is the administrator of the 2018 Plan and, in general, determines the award mix under the 2018 Plan in consultation with its outside compensation consultant.
The following types of awards are available under the 2018 Plan: option rights, appreciation rights, restricted stock, restricted stock units, cash incentive awards, performance shares, performance units, and other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of Class A Common Stock or factors that may influence the value of such shares. Awards are made only in shares of Class A Common Stock. We have reserved 3,333,333 shares of Class A Common Stock for issuance under the 2018 Plan. As of December 31, 2020, 2,736,520 shares of Class A Common Stock were available for issuance other than upon the exercise of outstanding options, warrants or rights.
In December 2018, in connection with the Company’s IPO, our Compensation Committee granted Messrs. Wilson, Peraza, Palacios and Figueredo 184,615, 81,692, 38,461 and 74,769 shares of restricted stock, respectively (see "Outstanding Equity Awards at 2020 Fiscal Year-End"). The awards provide for the shares of restricted stock to vest in substantially equal installments on each of the first three anniversaries of the date of grant, provided that the NEO remains in the continuous service of the Company or a subsidiary through each such date. If the NEO’s continuous service is terminated as a result of the NEO’s death or disability prior to any vesting date or in the event of a change in control that occurs prior to any vesting date, the shares of restricted stock vest on the date the NEO’s continuous service is terminated. In 2019 and 2020 we did not grant any equity awards to Messrs. Wilson, Peraza, Palacios and Figueredo.
In March 2020, the Compensation Committee delegated its authority to grant certain equity compensation awards under the 2018 Plan to Mr. Millar Wilson, the Company’s Vice-Chairman and CEO. Under this delegation, Mr. Wilson was authorized to grant up to a total of 160,000 shares of Class A Common Stock of the Company for the attraction or retention of key talent, provided that he (i) not use the authorization to grant shares for himself or any other NEO or Section 16 Officer, and (ii) provided a report to the Compensation Committee in its next regular meeting following the approval of any such grants under this authorization. Mr. Wilson ceased to be the Company's CEO on March 19, 2021 and this delegated authority effectively ended on that date. On April 13, 2021, the Compensation Committee delegated its authority to grant certain equity compensation awards under the 2018 Plan to Mr. Gerald P. Plush, the Company's current Vice-Chairman and CEO, under the same terms and conditions previously delegated to Mr. Wilson while he was the Company's Vice-Chairman and CEO.
Equity based Long Term Incentive Plan
In February 11, 2021, the Compensation Committee approved an equity based Long-Term Incentive Plan (the “Equity based LTI Plan”), a plan under the 2018 Equity and Incentive Compensation Plan, to provide a framework for granting equity awards to the NEOs and other members of the Company’s Executive Management Committee (the "Plan Participants"). Under the Equity based LTI Plan, the Plan Participants may be awarded: (1) performance based restricted stock units, and (2) time-based restricted stock units.
In connection with the Equity based LTI Plan, the Compensation Committee adopted a new form of performance based restricted stock unit agreement (the "Form PSU Agreement"), and a new form of restricted stock unit agreement (the "Form RSU Agreement") that will be used in connection with awards of performance based restricted stock units or time based restricted stock units, respectively.

The Form PSU Agreement provides for the grant of performance based restricted stock units to the Plan Participants, which generally vest at the end of a three-year performance period subject to the additional requirement that the grantee remain in continuous service through the vesting date, but only results in the issuance of shares if the Company achieves a specified threshold of Relative Total Shareholder Return (as defined in the Form PSU Agreement) relative to the Total Shareholder Return of a peer group selected and approved by the Compensation Committee. The actual number of earned performance based restricted stock units pursuant to the Form PSU Agreement shall be based on the achievement of the Relative Total Shareholder Return at a Threshold, Target or Maximum level set by the Compensation Committee for the performance period, and in general can range from 50% to 150% of the Target performance based restricted stock units.

The Form RSU Agreement provides for the grant of restricted stock units to Plan Participants, which vest in three equal installments on each of the first three anniversaries of the date of grant (subject to continuous service through each applicable vesting date). The number of shares issuable upon vesting of the restricted stock units is fixed on the date of grant and is not dependent on the achievement of any performance target.

The performance based restricted stock units and restricted stock units awarded will be settled in shares of Class A common stock of the Company, following the satisfaction of the performance and/or vesting conditions. Grantees shall have no voting or other stockholder rights with respect to the shares of common stock underlying the performance based restricted stock units and the restricted stock units prior to the settlement of such award in shares of Class A common stock.

Since the Equity based LTI Plan was approved in February 2021, no grants under this plan were made to the NEOs in the fiscal year ended December 31, 2020.
Outstanding Equity Awards at 2020 Fiscal Year-End
The following table provides information about the outstanding share-based equity awards for each of our NEOs as of December 31, 2020:

	Stock Awards
Name and Grants	Number of Shares or Units That Have Not Vested (#)	Market or Payout Value of Shares or Units That Have Not Vested ($)(1)
Millar Wilson
Restricted Stock Award (2) (3)	61,539	$935,393
Alberto Peraza
Restricted Stock Award (4)	—	—
Miguel Palacios
Restricted Stock Award (2)	12,821	$194,879
Alfonso Figueredo
Restricted Stock Award (2)	24,923	$378,830

(1)The market value is based on the Company’s common stock price as of close of market on December 31, 2020 ($15.20) multiplied by the number of unearned shares of the Company’s common stock and rounded to the nearest number.
(2)These restricted stock awards were granted under the 2018 Plan on December 21, 2018 and vest in substantially equal installments on each of the first three anniversaries of the date of grant, provided that the NEO remains in the continuous service of the Company or a subsidiary through each such date. The number of shares reported reflect the third and last installment of the awards granted on December 21, 2018 that vest on December 21, 2021.
(3)Mr. Wilson ceased to be the Company CEO on March 19, 2021 and ceased to be an employee of the Company and its subsidiaries on March 31, 2021. As previously indicated, the Bank entered into a Consulting Agreement with Mr. Wilson, effective as of April 1, 2021. Mr. Wilson’s remaining unvested equity award will continue to vest on December 21, 2021 (the “Vesting Date”) provided Mr. Wilson remains a director of the Company and the Bank or a consultant pursuant to the Consulting Agreement after the Termination Date through the Vesting Date.
(4)Effective March 16, 2020, Mr. Alberto Peraza resigned as Co-President & CFO of the Company and, in accordance with the Restricted Stock Agreement by and between the Company and Mr. Peraza; Mr. Peraza forfeited 54,462 shares of Class A Common Stock of the Company that were unvested at the time of his resignation.

Director Compensation
Director compensation is determined by the Board based upon the recommendations of the Compensation Committee, which are determined based on input from the Compensation Committee’s compensation consultant, market data, governance trends and best practices. (See “Executive Compensation-Compensation Consultant”). The Board uses a combination of cash and stock-based compensation to attract qualified candidates to serve as directors and to compensate them for their service. In setting the compensation of non-employee directors, the Compensation Committee and the Board consider the significant amount of time that the Board and its Committees are expected to expend, the workload and responsibility, the skills, knowledge, and understanding needed for service on the Board, and the types and amounts of director pay of our identified peer group.
The Compensation Committee and the Board annually review non-employee director compensation, and the Board, upon the recommendation of the Compensation Committee, has from time to time changed the amounts and forms of director pay. For example, director compensation was restructured, effective January 2019, to, among other things, reflect our status as an independent publicly-traded company and again, effective April 2020 and June 2021, in order to further align our compensation structure with our identified peer group and the broader market.
The total compensation of our non-employee directors in 2019 totaled approximately $1.64 million, compared to $1.47 million in 2020, representing a reduction of 10%. In addition, with the additional changes to the non-employee director compensation structure that will be effective June 1, 2021 (as further indicated below), coupled with the reduction in the number of non-employee directors, we estimate that the total compensation of our non-employee directors in 2021 will total approximately $1.21 million representing a reduction of approximately 26% and 18% compared to 2019 and 2020, respectively.
Non-Employee Director Compensation Structure

Annual Retainer paid to all Non-Employee Directors for Board Service	01-01-2020/ 03-31-2020	04-01-2020/ 05-31-2021	2021 (3)
Cash retainer for Board service (1)	$46,000	$46,000	$46,000
Cash retainer per Committee membership (1)	$20,800	$14,000	—
Cash retainer per Audit Committee membership (1)	—	—	$12,000
Cash retainer per all other Committees membership (1)	—	—	$10,000
Annual Equity Grant (2)	$50,000	$50,000	$50,000
Board and Committee chair annual retainers (1)
Board Chair	$67,500	$75,000	$75,000
Audit Committee Chair	$12,500	$15,000	$15,000
Compensation Committee Chair	$11,000	$12,000	$12,000
Risk Committee Chair	$7,000	$12,000	$12,000
Corporate Governance and Nominating Committee Chair	$11,000	$12,000	$12,000
AML-BSA Committee Chair (Amerant Bank, N.A.)	$10,500	$12,000	$12,000

(1)Payable in equal monthly installments.
(2)Restricted Stock Units equivalent to $50,000 based on grant day price with one year vesting starting after the annual meeting.
(3)Effective June 1st, 2021
The following table provides information on 2020 compensation for each of our non-employee directors who served during 2020. The table below reflects payments made in connection with service on our Board, the Bank's Board, the Company's Board Committees and the AML-BSA Committee of the Bank's Board, as applicable.

	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Total ($)
Frederick C. Copeland, Jr.	$196,300	$49,994	$246,294
Miguel A. Capriles L.	$61,700	$49,994	$111,694
Pamella J. Dana	$99,650	$49,994	$149,644
Rosa M. Costantino	$87,900	$49,994	$137,894
Gustavo Marturet M.	$77,400	$49,994	$127,394
Gerald P. Plush (4)	$91,700	$49,994	$141,694
John W. Quill	$87,900	$49,994	$137,894
Jose Antonio Villamil	$103,850	$49,994	$153,844
Guillermo Villar	$102,275	$49,994	$152,269
Gustavo J. Vollmer A.	$61,700	$49,994	$111,694

(1)Represents fees paid in cash for services provided to us and/or the Bank as a director, including retainer fees, committee fees, meeting fees.
(2)After the 2020 annual meeting, effective June 4, 2020, Messrs. Coperland, Plush, Quill, Villamil, and Villar and Mrs. Costantino and Dr. Dana were each awarded 3,717 stock settled restricted stock units and Messrs. Capriles, Marturet and Vollmer were each awarded 3,717 cash settled restricted stock units. Such restricted stock unit awards will vest on the first anniversary of the date of grant, provided that the grantee remains in continuous service as a director through such date. The grant date fair value provided in this column was computed in accordance with FASB ASC Topic 718. Refer to Note 1 “Business, Basis of Presentation and Summary of Significant Accounting Policies" and Note 12 “Incentive Compensation and Benefit Plans” to the consolidated audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 for a discussion of the relevant assumptions used to determine the grant date fair value of these awards.
(3)The following table provides information about the outstanding share-based equity awards for each director that was not a named executive officer as of December 31, 2020:

Stock Awards
Name and Grants	Number of Shares or Units That Have Not Vested (#)
Frederick C. Copeland, Jr. (i)	6,922
Miguel A. Capriles L. (ii)	6,922
Pamella J. Dana (i)	6,922
Rosa M. Costantino (iii)	6,922
Gustavo Marturet M. (ii)	6,922
Gerald P. Plush (iv)	3,717
John W. Quill (v)	3,717
Jose Antonio Villamil (iii)	6,922
Guillermo Villar (i)	6,922
Gustavo J. Vollmer A. (ii)	6,922
(i) Represents 6,922 stock settled restricted stock units. 3,205 stock settled restricted stock units correspond to the third and last installment of awards granted on December 21, 2018 that vest on December 21, 2021, while 3,717 stock settled restricted stock units correspond to the awards granted on June 4, 2020 that will vest on June 4, 2021; in both cases, provided that the grantee remains in continuous service as a director through such date.
(ii) Represents 6,922 cash settled restricted stock units. 3,205 cash settled restricted stock units correspond to the third and last installment of awards granted on December 21, 2018 that vest on December 21, 2021, while 3,717 cash settled restricted stock units correspond to the awards granted on June 4, 2020 that will vest on June 4, 2021; in both cases, provided that the grantee remains in continuous service as a director through such date.
(iii) Represents 6,922 stock settled restricted stock units. 3,205 stock settled restricted stock units correspond to the third and last installment of awards granted on December 21, 2018 that originally vested on December 21, 2021 and that on

April 13, 2021, in appreciation of Mrs. Constantino’s and Mr. Villamil’s lengthy tenure and valued service to the Company and the Bank, the Compensation Committee approved to accelerate the vesting and the 3,205 will now vest on June 4, 2021. 3,717 stock settled restricted stock units correspond to the awards granted on June 4, 2020 that will vest on June 4, 2021. In both cases, the vesting of the restricted stock units is subject to the grantee remaining in continuous service as a director through the vesting date.
(iv) Represents a 3,717 stock settled restricted stock unit award granted on June 4, 2020 that will vest on June 4, 2021 provided that the grantee remains in continuous service as a director through such date. As indicated in footnote (4) below, at the request of Mr. Plush, all director fees and compensation, including equity compensation, he was entitled to receive for his service as a non-employee director of the Company during 2020 was paid to Patriot Financial Partners, L.P., a principal shareholder of the Company of which he was a Partner.
(v) Represents a 3,717 stock settled restricted stock unit award granted on June 4, 2020 that will vest on June 4, 2021 provided that the grantee remains in continuous service as a director through such date.
(4) At the request of Mr. Plush, all director fees and compensation, including equity compensation, he was entitled to receive for his service as a non-employee director of the Company during 2020 was paid to Patriot Financial Partners, L.P., a principal shareholder of the Company of which he was a Partner, see “Security Ownership of Certain Beneficial Owners”.

Compensation Committee Interlocks and Insider Participation
From the month of January 2020 until the end of the month of March 2020, the members of the Compensation Committee were Pamella Dana (Chair), Frederick C. Copeland, Jr., and Rosa M. Costantino. From April 1, 2020 until December 31, 2020 the members of the Compensation Committee were Pamella Dana (Chair), Frederick C. Copeland, Jr., Rosa M. Costantino and John W. Quill. Except for Mrs. Costantino, who was an employee of the Bank until September 30, 2015, none of the members of the Compensation Committee in 2020 had any interlocks required to be disclosed under Item 407(e)(4) of Regulation S-K. None of the members of the Compensation Committee in 2020 had any relationships requiring disclosure by the Company as a related party transaction under Item 404 of Regulation S-K. None of our executive officers has served on the compensation committee or the board of directors of any company, one of whose executive officers served on our Board or our Compensation Committee.

Equity Compensation Plan Information

The following table sets forth, as of December 31, 2020, certain information related to our compensation plans under which shares of our Class A Common Stock are authorized for issuance:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders (1)	38,327 (2)	— (3)	2,736,520 (4)
Equity compensation plans not approved by security holders	—	—	—
Total	38,327	—	2,736,520

(1) Includes the 2018 Plan, which was approved by the Company’s sole shareholder (as of that date) on March 12, 2018.
(2) Represents the number of unissued shares subject to outstanding restricted stock unit awards to Company directors that will be settled in Class A Common Stock. This does not include the 20,766 shares subject to restricted stock unit awards to Company directors that will be settled in cash or the 210,423 shares of restricted stock that were granted and unvested as of December 31, 2020.
(3) There is no weighted-average exercise price to report because no options are outstanding under the 2018 Plan and restricted stock units do not have an exercise price.
(4) All of these shares were as of December 31, 2020 available for issuance other than upon the exercise of outstanding options, warrants or rights.

PROPOSAL 2
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
At the recommendation of the Audit Committee, the Board has appointed RSM US LLP (“RSM”) as our independent registered public accounting firm for the fiscal year ending December 31, 2021. This will be the second year that RSM will serve as our independent registered public accounting firm. The Audit Committee pre-approves any engagement of RSM and has the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent registered public accounting firm and nominate an independent registered public accounting firm for shareholder approval.
Representatives from RSM are expected to be present at the Annual Meeting, be available to respond to appropriate questions and have an opportunity to make a statement, if desired. Although shareholder approval of the selection of RSM is not required by law, the Board believes that it is advisable to give shareholders an opportunity to ratify this selection as a good corporate governance practice. If the shareholders fail to ratify the appointment of RSM, the Audit Committee may reconsider the selection.
Previously PricewaterhouseCoopers LLP (“PwC”) served as our independent registered public accounting firm from 1987 until the Company’s filing of its Annual Report on Form 10-K for the year ended December 31, 2019. The Audit Committee completed a competitive process to review the appointment of the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020. The Audit Committee invited several independent registered public accounting firms, including PwC, to participate in this process. As a result of this process and following careful deliberation, on December 3, 2019, the Audit Committee approved the following: (i) to dismiss PwC as the Company’s independent registered public accounting firm, upon completion of its procedures on the financial statements of the Company as of and for the year ended December 31, 2019 and immediately following the Company’s filing of its Annual Report on Form 10-K for the year ended December 31, 2019, which was filed on March 16, 2020 (the “Effective Date”); and (ii) to appoint RSM US LLP ("RSM") as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020 also as of the Effective Date, subject to completion of RSM's standard client acceptance procedures, which were successfully completed subsequently.
PwC’s reports on the Company’s consolidated financial statements for the fiscal years ended December 31, 2018 and December 31, 2019 did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principle.
During the Company’s fiscal years ended December 31, 2018 and December 31, 2019 and the subsequent interim period through March 16, 2020, there were:
(i) no disagreements with PwC on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused PwC to make reference to the subject matter of the disagreement in its report on the Company’s consolidated financial statements, and
(ii) no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.
During the Company’s fiscal years ended December 31, 2018 and December 31, 2019 and the subsequent interim period through March 16, 2020 preceding RSM’s appointment, neither the Company nor anyone on its behalf consulted RSM regarding either:
(i)    the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and no written report or oral advice was provided to the Company that RSM concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or
(ii) any matter that was the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a “reportable event” (as described in Item 304(a)(1)(v) of Regulation S-K).
Independent Registered Public Accounting Firm Fees
RSM served as our independent registered public accounting firm for the fiscal year ended December 31, 2020 and PwC served as our independent registered public accounting firm for the fiscal year ended December 31, 2019. The following table sets forth the fees for services provided by RSM for the fiscal year ended December 31, 2020 and the fees for services provided by PwC for the fiscal year ended December 31, 2019 (in millions).

	2020	2019
Audit Fees	$1.2	$1.9
Audit-Related Fees	*	*
Tax Fees	0.2 (1)	$0.3
All Other Fees	—	*
Total	$1.4	$2.2
* Less than $100,000.00.
(1) These tax services are mainly for the preparation of our and our subsidiaries annual federal income tax and resident state income tax returns for the tax year ending December 31, 2020. These services are expected to be rendered in 2021.
The following is a description of the nature of the services comprising the fees disclosed in the table above for each of the four categories of services. The Audit Committee considered whether providing non-audit services was compatible with maintaining RSM's and PwC’s independence.
Audit Fees
These are fees for professional services for the integrated audit of our annual consolidated financial statements, the review of financial statements included in Quarterly Reports on Form 10-Q, proxy statements, registration statements and comfort letters related to offerings and services that are normally rendered in connection with statutory and regulatory filings or engagements.
Audit-Related Fees
These are fees for assurance and related services that are reasonably related to the performance of the audit or the review of our financial statements that are not included as audit fees.
Tax Fees
These are fees for professional services rendered by RSM or PwC with respect to tax compliance and tax planning.
All Other Fees
These are fees for other services rendered by RSM or PwC that do not meet the above category descriptions.
Audit Committee Pre-Approval Policy
The Audit Committee is responsible for pre-approving all audit services and permitted non-audit services (including the fees and retention terms) to be performed for the Company by its independent registered public accounting firm prior to their engagement for such services. The Audit Committee may delegate, from time to time, to some of its members the authority to grant pre-approvals, such approvals to be presented to the full Audit Committee at the next scheduled meeting. Our Audit Committee pre-approved all audit and non-audit services provided by RSM during 2020. Our Audit Committee pre-approved all audit and non-audit services provided by PwC during 2019 and the fees paid for such services. None of the fees paid to RSM and PwC under the categories Audit-Related Fees and Tax Fees were approved by the Audit Committee after the services were rendered pursuant to the de minimis exception established by the SEC.
THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF RSM US LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2021.
This proposal requires the favorable vote of the majority of votes cast for approval, with each share of our Class A Common Stock entitled to one vote and each share of our Class B Common Stock entitled to one-tenth (1/10) of one vote.

ADDITIONAL INFORMATION
Other Matters
As of the date of this proxy statement, the Board knows of no matters that will be presented for consideration at the Annual Meeting other than the proposals set forth in this proxy statement. If any other matters properly come before the Annual Meeting, it is intended that the persons named in the proxy will vote the shares they represent as the Board may recommend.
A copy of our proxy materials for the Annual Meeting will be sent to any shareholder without charge upon written or oral request addressed to Amerant Bancorp Inc., to the attention of the Corporate Secretary, 220 Alhambra Circle, Coral Gables, Florida 33134 or by phone at (305) 460-8728. Any shareholder may also receive a copy of our Annual Report on Form 10-K for the year ended December 31, 2020 as filed with the SEC, without exhibits, upon written request to the address above.
Shareholder Proposals for 2022 Annual Meeting
A shareholder who would like a proposal considered for inclusion in the Company’s proxy statement relating to the Company’s 2022 annual meeting pursuant to Rule 14a-8 under the Exchange Act, must be received by the Corporate Secretary of the Company no later than December 28, 2021 and must otherwise comply with Rule 14a-8. Any shareholder proposals received outside of the Rule 14a-8 procedure for consideration at the Company’s 2022 annual meeting must be received by the Company between February 9, 2022 and March 11, 2022. If, however, the date of the 2022 annual meeting is scheduled for a date more than 30 calendar days from the anniversary date of this year’s Annual Meeting, the shareholder notice described above will be deemed timely if it is received not later than the close of business on the later of the 90th calendar day prior to such annual meeting and the 10th calendar day after public disclosure of the date of such meeting. Such proposals must be addressed to the Corporate Secretary of the Company at 220 Alhambra Circle, Coral Gables, Florida 33134. If the Company does not receive such notice within the time frame described above, the notice will be considered untimely and the proposal may not be brought.
Method of Proxy Solicitation
The cost of solicitation of the proxies will be borne by us. In addition to this solicitation of the proxies, our employees, without extra remuneration, may solicit proxies personally or by telephone. We will reimburse brokerage firms, nominees, custodians, and fiduciaries for their out-of-pocket expenses for forwarding proxy materials to beneficial owners and seeking instruction regarding the proxy materials.

By Order of the Board of Directors

/s/ Frederick C. Copeland, Jr.
Frederick C. Copeland, Jr. Chairman of the Board of Directors
April 27, 2021

AMERANT VOTE

Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Online
Go to **www.envisionreports.com/AMTB** or scan the QR code – login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Using a **black ink** pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X

2021 Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals – The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Frederick C. Copeland, Jr.	☐	☐	☐	02 - Gerald P. Plush	☐	☐	☐	03 - Miguel A. Capriles L.	☐	☐	☐
04 - Pamella J. Dana	☐	☐	☐	05 - Dolores M. Lare	☐	☐	☐	06 - Gustavo Marturet M.	☐	☐	☐
07 - John W. Quill	☐	☐	☐	08 - Guillermo Villar	☐	☐	☐	09 - Gustavo J. Vollmer A.	☐	☐	☐
10 - Millar Wilson	☐	☐	☐								

B Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /		

1 U P X